     As filed with the Securities and Exchange Commission on July 15, 1998
                        Registration No. 333-[_______]

 ------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

              --------------------------------------------------

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

             -----------------------------------------------------

                            V3 SEMICONDUCTOR, INC.
          (Name of Small Business Issuer as specified in its charter)

     Nevada                                      87-0429263                             3674
(State or other jurisdiction of    (I.R.S. Employer Identification Number)  (Primary Standard Industrial
incorporation or organization)                                               Classification Code Number)

                              250 Consumers Road
                                   Suite 901
                              North York, Ontario
                                Canada M2J 4V6
                                (416) 497-8884
         (Address and telephone number of principal executive offices)

                          Carl O. Mitchell, Secretary
                              250 Consumers Road
                                   Suite 901
                              North York, Ontario
                                Canada M2J 4V6
                                (416) 497-8884
           (Name, address and telephone number of agent for service)

                       Copies of all communications to:

                            Gregory Sichenzia, Esq.
                           Richard A. Friedman, Esq.
                          Sichenzia Ross & Friedman,
                                      LLP
                             135 West 50th Street
                           New York, New York 10022
                         Telephone No.: (212) 664-1200
                         Facsimile No.: (212) 664-7329

               Approximate date of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                         Proposed        Proposed
                                          Maximum        Maximum
  Title of Each            Dollar        Offering        Aggregate          Amount of
Class of Securities     Amount to be     Price Per       Offering         Registration
 to be Registered        Registered     Security(1)      Price(1)              Fee
-------------------     ------------    -----------      ---------        -------------
Common Stock, $.001
  par value(2)             58,750          $ 1.75        $102,812.50        $ 30.33
Common Stock, $.001
  par value(2)             55,000          $ 1.93         106,150             31.31
Common Stock, $.001
  par value(2)             27,000          $ 2.02          54,540             16.09
Common Stock, $.001
  par value(2)             40,000          $ 2.22          88,800             26.20
Common Stock, $.001
  par value(2)              4,000          $ 2.50          10,000              2.95
Common Stock, $.001
  par value(2)             10,000          $ 2.75          27,500              8.11
Common Stock, $.001
  par value(2)             10,000          $ 3.05          30,500              9.00
Common Stock, $.001
  par value(2)             30,000          $ 3.11          93,300             27.52
Common Stock, $.001
  par value(2)             12,500          $ 3.25          40,625             11.98
Common Stock, $.001
  par value(2)             96,505          $ 3.50         337,767.50          99.64
Common Stock, $.001
  par value(2)            160,000          $ 3.75         600,000            177.00
Common Stock, $.001
  par value(2)              3,000          $ 3.86          11,580              3.42
Common Stock, $.001
  par value(2)              1,000          $ 4.00           4,000              1.18
Common Stock, $.001
  par value(2)              3,000          $ 4.13          12,390              3.66
Common Stock, $.001
  par value(2)              5,000          $ 4.25          21,250              6.27
Common Stock, $.001
  par value(2)             15,833          $ 4.50          71,248.50          21.02
Common Stock, $.001
  par value(2)              4,000          $ 4.63          18,520              5.46
Common Stock, $.001
  par value(2)              1,000          $ 4.75           4,750              1.40
Common Stock, $.001
  par value(2)              5,000          $ 4.86          24,300              7.17
Common Stock, $.001
  par value(2)              2,000          $ 5.13          10,260              3.03
Common Stock, $.001
  par value(2)              9,000          $ 5.50          49,500             14.60
Common Stock, $.001
  par value(2)              7,000          $ 5.86          41,020             12.10
Common Stock, $.001
  par value(2)             40,000          $ 6.25         250,000             73.75
                          -------          ------       ---------            ------
Totals                                                  2,010,813.5          593.19
                                                        ===========          ======

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

(2) Issuable upon exercise of options, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                            V3 SEMICONDUCTOR, INC.

                             Cross Reference Sheet

                          Form SB-2 Item Number and Caption                                        Captions In Prospectus
                          ---------------------------------                                        ----------------------
 1.  Front of Registration Statement and Outside Front Cover of Prospectus                          Cover Page

 2.  Inside Front and Outside Back Cover Pages of Prospectus                                        Cover Page, Inside Cover Page,
                                                                                                    Outside Back Page

 3.  Summary Information and Risk Factors                                                           Prospectus Summary, Risk Factors

 4.  Use of Proceeds                                                                                Use of Proceeds

 5.  Determination of Offering Price                                                                Cover Page, Risk Factors

 6.  Dilution                                                                                       Dilution

 7.  Selling Securityholders                                                                        Selling Shareholders, Plan of
                                                                                                    Distribution

 8.  Plan of Distribution                                                                           Prospectus Summary, Selling
                                                                                                    Securityholders

 9.  Legal Proceedings                                                                              Business

10.  Directors, Executive Officers, Promoters and Control Persons                                   Management, Principal
                                                                                                    Stockholders

11.  Security Ownership of Certain Beneficial Owners and Management                                 Principal Stockholders

12.  Description of Securities                                                                      Description of Securities

13.  Interest of Named Experts and Counsel                                                          Legal Matters

14.  Disclosure of Commission Position on Indemnification for Securities Act Liabilities            Management

15.  Organization Within Last Five Years                                                            *

16.  Description of Business                                                                        Prospectus Summary, Business

17.  Management's Discussion and Analysis or Plan of Operation                                      Management's Discussion and
                                                                                                    Analysis of Financial
                                                                                                    Condition and Results of
                                                                                                    Operations

18.  Description of Property                                                                        Business

19.  Certain Relationships and Related Transactions                                                 Certain Transactions

20.  Market for Common Equity and Related Shareholder Matters                                       Front Cover Page, Description of
                                                                                                    Securities

21.  Executive Compensation                                                                         Management

22.  Financial Statements                                                                           Financial Statements

23.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure           *

------------------
*Not Applicable

                  SUBJECT TO COMPLETION, DATED July 15, 1998

PROSPECTUS

                            V3 SEMICONDUCTOR, INC.

                 599,588 Shares of Common Stock, Consisting of
        Shares of Common Stock Underlying Various Options and Warrants

         This Prospectus relates to 599,588 shares of common stock, $.001 par value per share (the "Common Stock"), of V3 Semiconductor, Inc., a Nevada corporation (the "Company"), issuable upon exercise of 599,588 Options and or Warrants (the "Options") which are currently outstanding. Each Option entitles the holder to purchase one share of Common Stock at exercise prices ranging from $1.75 to $6.25 per share (subject to adjustment). Options expire between July 7, 1999 and February 22, 2006. See "Description of Securities."

         The Common Stock is quoted on the Over the Counter ("OTC") Bulletin Board under the symbol VVVI. On June 29, 1998, the last reported sale price of the Common Stock was $3.94.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 5 AND "DILUTION" ON PAGE 9.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     ------------------------------------

                The date of this Prospectus is            , 1998

                              PROSPECTUS SUMMARY

         The following discussion summarizes certain information contained in this Prospectus. It does not purport to be complete and is qualified in its entirety by reference to more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

         Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or in documents incorporated by reference in this Prospectus.

                                  The Company

         V3 Semiconductor Inc. ("V3" or the "Company"') originates, designs, develops and markets a family of high-performance, highly integrated chips and chipsets for microprocessors which are found in computer peripheral devices, network servers and telecommunications devices. Such microprocessors are referred to in the industry as embedded processors ("Embedded Processors") and are the central controllers for embedded systems ("Embedded Systems"). The Company specializes in designing and developing semiconductor products that provide direct-connect interfaces to popular embedded processors, such as the Intel i960, the IBM PowerPC and the AMD 29K Series. The Company's products are designed to facilitate implementation of common functions, such as input/output ("I/O"), dynamic random access memory ("DRAM") and peripheral component interconnect ("PCI") Bridge Controllers. V3 has designed its devices to interface seamlessly with a wide variety of processors, which eliminates the need for customers to expend time and effort converting a "generic interface" to support their particular system architecture. The Company's products are utilized in numerous applications, including networking, communications, storage, printing and imaging, and multi-media.

         The Embedded Systems market, which is the Company's primary market, is expanding rapidly in response to the increasing need for speed and functionality in servers, mass storage devices, computer networks and telecommunications. The Company's major customers and/or technology partners in the Embedded Systems market include; Intel, Motorola, IBM, Hitachi, QED, Hewlett Packard, NorTel, Data General, Cabletron, Sony, Hughes, Adaptec and Ascend/Cascade Communications.

         The Company is at the leading edge of Embedded Systems architecture and has developed products for new emerging standards, such as Intelligent I/O ("I2O") which provide solutions to data transfer problems that slow processor performance. In an embedded system, the transfer of data between chips is a crucial design issue that can negatively impact system performance. The increasing need to move data faster and more efficiently will require solutions supported by the Company's current and future products.

         V3 was incorporated in Nevada in 1985 and is a public company with its principal offices located in Toronto, Canada. The Company's shares began trading on the OTC Bulletin Board in 1994 (symbol: VVVI). The Company's principal offices are located at 250 Consumers Road, Suite 901, North York, Ontario, Canada M2J 4V6 and its telephone number is (416) 497-8884.

                                                        The Offering

Securities Offered by the Company................  Stock issuable upon exercise of outstanding
                                                   Options. See "Selling
                                                   Stockholder and Plan of
                                                   Distribution" for a
                                                   complete description of the
                                                   Options outstanding and the
                                                   holders of such Options.

Use of Proceeds..................................  Any money received by the
                                                   Company upon the exercise
                                                   of Options will be used for
                                                   working capital and other
                                                   corporate purposes. See
                                                   "Use of Proceeds."

Risk Factors.....................................  An investment in the securities offered involves
                                                   substantial risks, and
                                                   should be considered only
                                                   by investors who can afford
                                                   to sustain a loss of their
                                                   entire investment. See
                                                   "Risk Factors."

Common Stock Outstanding Before
  the Offering............5,461,528

Common Stock Outstanding After
 the Offering.............6,061,116(1)

Special Voting Shares
 Outstanding.............46,368(2)

OTC Bulletin Board Symbol       VVVI

(1) Assuming all outstanding options and warrants are exercised.

(2) Special voting shares convert to Common Stock on a one for one basis and have the same voting power as Common Stock.

                         SUMMARY FINANCIAL INFORMATION

         The following summary of financial information should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere in this Prospectus.

Statement of Operations Data:

                                                  Six Months Ended March 31,      Year ended September 30,
                                                  --------------------------      ------------------------

                                                       1998           1997         1997              1996
                                                       ----           ----         ----              ----
Revenues ......................................   $ 1,725,888   $   714,136    $ 1,951,453    $   882,042

Gross profit ..................................     1,097,083       425,388      1,165,144        410,832

Income (loss) from operations .................     1,188,063       681,986      1,424,856      1,190,830

Net income (loss) .............................       268,200       (18,206)      (124,596)      (551,467)

Earnings (loss) per share(1) ..................          0.06         (0.00)         (0.03)         (0.13)

Shares of Common Stock outstanding(2) .........     4,088,870     3,437,928      3,437,928      3,425,428

Voting Special Shares outstanding(2) ..........        46,368       697,310        697,310        709,810

Total Common Stock and Voting Special
 Shares(1) ....................................     4,135,238     4,135,238      4,135,238      4,135,238


Balance Sheet Data:

                                 March 31, 1998        Year ended September 30,
                                 --------------        ------------------------

                             Actual      As Adjusted     1997         1996
                             ------      -----------     ----         ----

Working Capital(3) .......  $  774,431   $2,709,938   $  485,292   $  590,648

Total Assets(3) ..........   1,455,590    3,466,097    1,289,901    1,326,042

Total Liabilities ........     317,522      317,522      431,900      345,648

Stockholders' Equity(3) ..   1,138,068    3,148,575      858,001      979,394

(1) Earnings (loss) per share are based upon the weighted average of the total number of shares of Common Stock outstanding plus total number of Voting Special Shares. Such computation represents basic and full dilution.

(2) Does not reflect conversion of 9,300 Voting Special Shares into 9,300 shares of Common Stock in November 1997, after the Company's fiscal year end.

(3) Assuming all the 503,083 options and 96,505 warrants outstanding at June 22, 1998 are exercised.

                                 RISK FACTORS

         Prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, in connection with investments in the securities offered hereby. This prospectus contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. An investment in the securities offered hereby involves a high degree of risk.

         Competition. Competition in the semiconductor industry is intense. As the Embedded Systems market gains popularity due to its rapid growth, the number of competitors will increase dramatically. In addition, new architectures and new concepts may be responsible for new products that can perform similar functions as the Company's products. Competition is based on design and quality of the products, product performance, price and service, with the relative importance of such factors varying among products and markets. There can be no assurance that the Company will be able to compete successfully in the future against existing or new competitors or that the Company's operating results will not be adversely affected by increased price competition.

         The Semiconductor Industry. The semiconductor industry is characterized by rapid technological change and frequent introduction of new technology leading to more complex and powerful products. The result is a cyclical economic environment generally characterized by short product life cycles, rapid selling price erosion and high sensitivity to the overall business cycle. In addition, substantial capital, engineering resources and R&D investment is required for development and manufacture of products and processes. Overall, the Company may experience periodic fluctuations in its operating results because of industry wide conditions.

         Product Complexity. Products as complex as those offered by the Company may contain errors, "bugs" and defects that may impact device specification and related performance, when first introduced or when new versions are released. These errors, "bugs" or defects may impact the Company's ability to ship its products and may necessitate a redesign, which will have an adverse effect on production of new customer designs and product shipments. Although every effort is made to alleviate these problems, there are no assurances that, when the parts are tested either at the Company or at the Samsung or Hyundai fabrication facilities, these problems will be detected. The same part may have to go through several modifications to correct these problems. Such defects could have a material adverse effect on the Company's ability to ship and sustain existing customers.

         Fluctuations in Financial Results. The Company's financial results are affected by the business cycles and seasonal trends of the semiconductor and related industries. Shifts in product mix toward, or away from, higher margin products can also have a significant impact on the Company's operating results. As a result of these and other factors, the Company's financial results can fluctuate significantly from period to period.

         Potential Failure to Develop New Products; Potential for Technological Obsolescence. The semiconductor industry as a whole is characterized by rapidly changing technology and industry standards, along with frequent new product introductions. The Company's success in these markets will depend on its ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive. A fundamental shift in technology in the Company's product markets could have a material adverse effect on the Company.

         Dependence on Key Customers and Strategic Relationships. The Company has several large customers, certain of which have entered into strategic alliances with the Company. Many of the Company's key customers operate in cyclical industries and as a result their order levels have varied significantly from period to period in the past and may vary significantly in the future. Such customer orders are dependent upon their markets and customers and may be subject to delays or cancellations. The loss of one or more of such customers, or a declining market in which such customers reduce orders or request reduced prices, could have a material adverse effect on the Company.

         Dependence on Third Party Manufacturers, Manufacturing Risks. The Company does not manufacture any of its products, what is referred to in the semiconductor industry as a "fabless" producer of semiconductors. Therefore the Company is highly dependent upon third party manufacturers that can produce semiconductors that meet the Company's specifications. The Company currently has third party manufacturers that can produce semiconductors which meet the Company's needs. However, as the industry continues to progress to smaller manufacturing and design geometries, the complexities of producing semiconductors will increase. Decreasing sizes may introduce new problems and delays that may effect product deployment and deliveries. Due to the nature of the industry and the Company being a "fabless" semiconductor company, there could be, from time to time, fabrication related problems that may influence product availability. Introducing new products or transferring existing products to a new fab or process may result in unforeseen device specification and operating problems that may effect product shipments which may be costly to correct. Silicon fab capacity may also change or the costs per (silicon) wafer may increase as worldwide semiconductor demand increases.

         No Assurance of Market Acceptance. The Company's future success and competitive position depends upon the continued market acceptance of its current products and market acceptance of its new products in development. There can be no assurance that the Company's products will continue to be accepted in the market.

         Dependence on Key Personnel. The Company's success depends to a significant extent upon certain senior management, technical personnel and electronic engineers. The Company believes that its future success will depend in large part on its ability to hire and retain highly skilled technical, managerial and marketing personnel, as well as its ability to attract and retain replacements for or additions to such personnel in the future. As the demand for new, specially trained and experienced electronic engineers increases worldwide, there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business. See "Management."

         Need for Additional Financing. The Company may not have sufficient capital resources to develop and implement its business plan for the Company. Therefore, the ultimate success of the Company may depend upon its ability to raise additional capital. The Company has not investigated the current availability, sources or terms of acquiring additional capital, and the Board of Directors will not in all likelihood do so until it has determined a need for such additional capital. If additional capital is needed, there is no assurance that such capital will be available from any source or, if available, made or proposed on terms which are acceptable to the Company. If such capital is not available, it will be necessary for the Company to limit its operations to those that can be financed with existing financial resources.

         Risks Associated with Intellectual Property. The Company's future success and competitive position depends in part upon its ability to obtain and maintain certain proprietary technology used in its principal products, and the Company relies in part on patent, trade secret, trademark and copyright law to protect that technology. Some of the technology is not covered by any patent or patent application, and there can be no assurance that any of the 4 patent applications filed by the Company will not be invalidated, circumvented, challenged or licensed to others, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology or design around the patents owned or licensed by the Company. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. There can be no assurance that steps taken by the Company to protect its technology will prevent misappropriation of such technology.

         The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. There is no intellectual property litigation currently pending against the Company; however, the Company may from time to time be notified of claims that it may be infringing patents or other intellectual property rights owned by other third parties. If it is necessary or desirable, the Company may seek licenses under such patents or intellectual property rights. However, there can be no assurance that licenses will be offered or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend the manufacture or shipment of products or the use by the Company of processes requiring the technology. Litigation could result in significant expense to the Company, adversely affecting sales of the challenged product or technology and diverting the efforts of the Company's technical and management personnel, whether or not such litigation is determined in favor of the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, cease the manufacture, use, sale or importation of infringing products, expend significant resources to develop or acquire non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that the Company would be successful in such development or acquisition or that such licenses would be available under reasonable terms and any such development, acquisition or license could require expenditures by the Company of substantial time and other resources.

         Effects of Competition on Pricing; Unanticipated Competing Products. The semiconductor industry is highly competitive. Competition is based on price, product performance, quality, reliability and customer service. The gross profit margins realizable in the Company's markets can differ across regions, depending on the economic strength of end-product markets in those regions. In addition, even in strong markets price pressures may emerge as competitors attempt to increase market share by lowering prices on those products. Competition in the various markets served by the Company comes from companies of various sizes, many of which are larger and have greater financial and other resources than the Company and thus can better withstand adverse economic or market conditions than can the Company. In addition, companies not currently in direct competition with the Company may introduce competing products in the future.

         No Foreseeable Dividends. To date, the Company has paid no dividends on its Common Stock. The payment of any future dividends will be at the sole discretion of the Company's Board of Directors. The Company intends to retain earnings to finance the expansion of its business and does not anticipate paying dividends on the Common Shares in the foreseeable future. See "Dividend Policy."

         Control by Existing Shareholders; Anti-Takeover Effects. The Company's executive officers, directors and other principal shareholders, in the aggregate, beneficially own approximately 26% of the Company's outstanding Common Shares. The voting power of these shareholders, under certain circumstances, could have the effect of delaying or preventing a change in control of the Company. See "Principal Shareholders." Further, the holders of the Company's Common Shares are not entitled to accumulate their votes. Accordingly, the holders of a majority of the Common Shares present at a meeting of shareholders will be able to elect all of the directors of the Company and the minority shareholders will not be able to elect a representative to the Company's Board of Directors. See "Description of Capital Stock; Common Shares."

         Issuance of Additional Securities. The Board of Directors of the Company will have authority to issue further Common Shares or other securities without the consent or vote of the shareholders of the Company. The issuance of additional Common Shares by the Company's management, whether in respect of a transaction involving a business opportunity or otherwise, may have the effect of further diluting the proportionate equity interest and voting power of holders of Common Shares, including investors under this offering. See "Description of Securities; Common Shares". Although the Company's Board of Directors has no present intention to do so, it has authority, without action by the Company's shareholders, to issue the authorized and unissued Preferred Shares in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion right and other rights of such securities, which rights may be superior to those of the Common Shares offered hereby.

         Restrictions on Resale; No Assurance of Market Making Activity. The Common Shares are quoted on the OTC Bulletin Board, a regulated quotation service that captures and displays real-time quotes and/or indications of interest in securities not listed on The NASDAQ Stock Market or any U.S. exchange. Although the Company shall make a good faith effort to have its Common Stock listed on the NASDAQ SmallCap Market, there can be no assurance that such listing will be obtained. No assurance can be given that an active market will always be available for the Common Shares or as to the liquidity of the trading market for the Common Shares. If a trading market is not maintained, holders of the Common Shares may experience difficulty in reselling such Common Shares or may be unable to resell them at all. Any such market may be discontinued at any time. In addition, there is no assurance that the price of the Common Shares in the market will be equal to or greater than the offering price hereof. See "Description of Capital Stock"; "Trading Information."

         Potential Change to OTC Bulletin Board Listing Qualifications. NASD Regulation, Inc. has introduced a proposed rule to limit quotations on the OTC Bulletin Board to the securities of issuers that make current filings pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). Furthermore, NASD Regulation, Inc. has proposed rules which would require members to review current issuer financial statements prior to recommending a transaction to a customer in an OTC Bulletin Board security and to deliver a disclosure statement to a customer prior to an initial purchase of an OTC equity security. Such proposed rule changes, if enacted, could result in the Company's Common Stock becoming de-listed from the OTC Bulletin Board and/or may severely limit the trading activity of its securities.

         Dilution. The present owners of shares of the Company's issued and outstanding Common Stock have acquired a controlling interest in the Company at a cost substantially less than that which the investors pursuant to this Offering may purchase their Shares. Therefore, the investors pursuant to this Offering will bear a substantial portion of the risk of loss, while control of the Company will remain in the hands of the current management of the Company. Investors in this Offering will suffer immediate and substantial dilution. See "Dilution."

         Necessity of Continuing Post-Effective Amendments to the Company's Registration Statement and State Blue Sky Registration; Exercise of Warrants; Obligation to Optionholders. Although the Options have not knowingly been sold to purchasers in jurisdictions in which the Options are not registered or otherwise qualified for sale, purchasers may move to jurisdictions in which the Options and the Common Stock underlying the Options are not so registered or qualified. In this event, the Company would be unable to issue Common Stock to those persons desiring to exercise their Options unless and until the Options and the underlying Common Stock are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions. There can be no assurance that the Company will be able to effect any required qualification.

         The Options will not be exercisable unless the Company maintains a current Registration Statement on file with the Commission through post-effective amendments to the Registration Statement containing this Prospectus. This Registration Statement will no longer be "current" as of August 14, 1998. Although the Company intends to file appropriate post-effective amendments to the Registration Statement containing this Prospectus, and to maintain a current Registration Statement on file with the Commission relating to the Common Stock underlying the Options that is offered hereby, there can be no assurance that such will be accomplished or that the Options will continue to be so registered. See "Description of Securities."

         The obligation to maintain a current registration statement may impose a financial burden on the Company and create a contractual liability of the Company to the Optionholders.

         Shares Eligible for Future Sale. No assurance can be given as to the effect, if any, that future sales of Common Stock, will have here on the market price of Common Stock. Of the Company's shares of Common Stock currently outstanding at June 29,1998, 3,934,816 are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended ("Act"), and under certain circumstances may be sold without registration pursuant to that rule. Subject to compliance with the notice and manner of sale requirements of Rule 144 and provided that the Company is current in its reporting obligations under the Securities Exchange Act of 1934, as amended, a person who beneficially owns restricted shares for a period of at least two years is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of Common Stock, or if the Common Stock is quoted on the NASDAQ System, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. See "Shares Eligible For Future Sale." As of June 29, 1998, 2,566,488 shares of Common Stock, held by 23 beneficial owners, are eligible for sale pursuant to Rule 144. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock prevailing at the time of any sales. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock in the public market could adversely affect the then prevailing market for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities - Shares Eligible for Future Sale."

         Possible Delisting and Risk of Low-Priced Securities. The Common Stock currently trades on the NASD's OTC Electronic Bulletin Board. At June 15, 1998, the bid and asked prices were $3.94 and $4.13, respectively. The NASD has more stringent criteria for listing of securities on NASDAQ. To qualify for NASDAQ Small-Cap listing, NASDAQ requires satisfaction of certain financial tests, including the attainment of specified minimum levels of assets, income, net worth, and certain minimum requirements relating to the market value of the securities to be listed (exclusive of shares owned by insiders), as well as the number of shares and stockholders. Specifically, the Company must have at least $4,000,000 in net tangible assets and a minimum bid price of at least $4.00. However, there can be no assurance that the Company will be able to satisfy certain other specified financial tests and market related criteria required for quotation on NASDAQ. If the Company is unable to satisfy the NASDAQ listing criteria in the future, its Common Stock will not be eligible for trading on NASDAQ. Trading, if any, would continue to be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"), and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's securities.

         The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to include an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks association therewith. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell such securities.

         In addition, if the Company's securities are not quoted on NASDAQ, or the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

         If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

         Environmental Regulations. The Company believes that compliance with federal, state and local laws or regulations which have been enacted or adopted to regulate the environment has not had, nor will have, a material effect upon the Company's capital expenditures, earnings, competitive or financial position.

     Forward Looking Statements and Associated Risks. This Prospectus contains certain forward-looking statements, including among others (i) anticipated trends in the Company's financial condition and results of operations, and (ii) the Company's business strategy for managing and expanding its operations. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the industries in which it operates; and (iv) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will, in fact, transpire.

     Year 2000 Uncertainties. Recently, national attention has focused on the potential problems and costs resulting from computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 2000 complaint, there can be no assurance until the year 2000 that all systems will function adequately then. If they do not, the result could be a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

                               USE OF PROCEEDS

         Any money received by the Company upon the exercise of the Options will be used for working capital and general corporate purposes. The maximum amount of proceeds that the Company will receive upon the exercise of the Options is $2,010,694 (assuming the current exercise prices), less approximately $75,000 in costs associated with this Offering. However, there can be no assurance that any or all of the Options will be exercised and that the Company will receive any proceeds therefrom.

                                   DIVIDENDS

         To date, the Company has paid no dividends on any shares of its Common Stock and the Company's Board of Directors has no present intention of paying any dividends on its Common Stock in the foreseeable future. See "Description of Securities." The payment by the Company of dividends on the Common Stock in the future, if any, rests solely within the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, capital requirements and financial condition, as well as other factors deemed relevant by the Company's Board of Directors. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may also limit the Company's ability to pay dividends on the Common Stock.

                                   DILUTION

         The net tangible book value of the Company's Common Stock at March
31, 1998 was approximately $.28 per share. Net tangible book value represents the amount of the Company's tangible assets reduced by the amount of its liabilities. Without taking into effect any change in net tangible book value of the Company after March 31, 1998 other than as a result of the issuance of the 599,588 shares of Common Stock upon exercise of the options and warrants outstanding, the Company's tangible book value as of March 31, 1998 would have been approximately $.66 per share. This amount represents an immediate increase in net tangible book value per share of approximately $.39 to the present stockholders and an immediate dilution (the difference between the exercise price of the shares and the net tangible book value per share after the Offering) per share of approximately $2.69 to the purchasers of the Common Stock.

         The following table illustrates the dilution of one share of Common Stock as of March 31, 1998.

                                   DILUTION

Offering price per share of common stock (1)                         $3.35

Net tangible book value per share at March 31, 1998                  $0.28

Increase per share attributable to exercise of Options               $0.39

Pro Forma tangible book value after exercise of Options              $0.66

                                                                     -----
Dilution to public investors                                         $2.69
                                                                     =====

(1) Represents weighted average exercise price per Common Stock based on the assumption that all the 503,083 Options and 96,505 Warrants issued through June 22, 1998 are exercised. Assuming all the Options and Warrants are exercised such exercise will result in the issuance of 599,588 shares of Common Stock.

                                CAPITALIZATION

         The following table sets forth: (i) the capitalization of the Company as of March 31, 1998, (ii) the pro forma capitalization of the Company on such date assuming all of the outstanding Options are exercised into shares of Common Stock and (iii) the Capitalization of the Company as adjusted for the net proceeds of a subsequent private placement of securities. This table should be reviewed in conjunction with the Company's Financial Statements attached as an exhibit hereto.

Capitalization                                                          As of
                                                                    March 31, 1998

                                                          Actual                  Proforma(2)              As Adjusted(3)
                                                          ------                  -----------              --------------
Bank term loan                                                 24,456               24,456                     24,456
                                                        ================         ==============            ==============
Obligation under capital lease                                  4,246                4,246                      4,246
                                                        ================         ==============            ==============


Shareholders equity
  Special shares (1)                                               124                        124                 124
  Common Shares (1)                                              4,089                      4,666               6,061
  Additional paid in capital (1)                             1,648,849                  3,658,757           8,031,384
  Cumulative Translation Adjustment(1)                           2,336                      2,336               2,336
  Deficit                                                     (517,330)                  (517,330)           (517,330)
                                                          ------------                -----------          --------------
Total Shareholders' equity                                   1,138,068                  3,148,553           7,522,575
                                                          ============                ===========          ==============

Total Capitalization                                         1,166,770                  3,177,277           7,551,277
                                                          ============                ===========          ==============

(1)  See Notes to the financial statements.

(2) Assuming all the 503,083 options and 96,505 warrants outstanding at June 22, 1998 are exercised.

(3) Adjusted to reflect the net proceeds from a private placement which was consummated subsequent to March 31, 1998, in the amount of $4,374,000, representing the issuance of 1,372,658 shares of Common Stock.

                             MARKET FOR SECURITIES

         The high and low bid (price which a market maker is willing to pay for the Share) and offered (price at which a market maker will sell the Shares) quotations for the Company's Shares, as reported to the Company's management by the OTC Bulletin Board are listed in the following chart. These quotations are between dealers, do not include retail mark-ups, markdowns or other fees and commissions, and may not represent actual transactions.

Date                         Low Bid      High Bid       Low Ask      High Ask
----                         -------      --------       -------      --------

Fiscal 1996
-----------

    December 31, 1995          $4.50        $7.50          $5.50        $8.25

       March 31, 1996          $3.50       $5.875          $4.25       $6.875

        June 30, 1996          $1.50        $6.00          $2.00        $8.00

   September 30, 1996          $1.50       $4.125          $2.25        $8.00



Fiscal 1997
-----------

    December 31, 1996         $0.625        $3.25          $1.75        $4.25

       March 31, 1997          $1.00        $3.00          $2.50        $4.50

        June 30, 1997          $1.25       $4.125          $2.25        $5.00

   September 30, 1997          $3.50       $4.375          $4.25        $5.25



Fiscal 1998
-----------

   December 31, 1997         $2.375        $4.25           $3.25        $5.00

      March 31, 1998          $3.75        $7.00           $4.00        $7.75

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

General

         The statements contained in this Prospectus that are not historical are forward looking statements, including statements regarding the Company's expectations, intentions, beliefs or strategies regarding the future. Forward-looking statements include the Company's statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward looking statements included in this Prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statement. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors detailed in the risks discussed in the "Risk Factors" section.

Results of Operations

Fiscal Year Ended September 30, 1997 Compared to Fiscal Year Ended September 30, 1996.

Sales

         Sales increased 121% to $1,951,453 in fiscal 1997 from $882,042 for the 1996 fiscal year. This increase in sales was a result of (i) an increase in the number of customers purchasing the Company's products, (ii) an increase in the number of products available for sale, (iii) an increase in shipments, and (iv) additional sales personnel marketing the Company's products.

Gross Profit

         Gross profit increased 184% to $1,165,144 in fiscal 1997 from $410,832 in fiscal 1996. The increase in gross profit was a result of increased sales combined with higher profit margins. The Company was able to increase its gross profit percentage by (i) reducing the prices the Company pays to its ASIC manufacturing subcontractors by 20% to 60% through negotiating better pricing terms, and (ii) streamlining the product delivery structure.
Most of the Company's products are now shipped directly from its manufacturing subcontractor to V3's third party inventory logistics partner. The logistics partner, at the direction of V3, is responsible for shipping product to the customer. As a result, all costs related to inventory storage, product handling, quality inspections and product delivery are incurred by the logistics partner.

Other Income

         Other income decreased by 67% to $259,712 in fiscal 1997 from $779,998 in fiscal 1996. This decrease was a direct result of a reduction in royalty payment from National Semiconductor Corporation ("NSC"). NSC has the rights to manufacture and market an earlier version of the Company's Burst Memory Controller ("BMC") product family. NSC paid the Company a royalty equal to 50% of the selling price on the first 100,000 units shipped to their customers; thereafter the royalty is reduced to 7.5% per unit. In January 1997, NSC shipped their 100,000th unit and as a result the royalty payable on all additional units sold was reduced to 7.5% per unit. The reduction in "Other Income" is a direct reflection of the reduction in the royalty percentage. The Company believes that the decrease in royalty payments from NSC will be offset by increased sales of its newer BMC products. The Company is currently contacting customers that have purchased the Company's older BMC products and converting them to its new line of BMC products.

Research & Development ("R&D") Expenditures

         R&D expenditures decreased by 31% to $332,927 in fiscal 1997 from $483,651 in fiscal 1996. The Company reduced the costs of its R&D by reducing the number of modifications made to its products. Products are often modified after they have been designed and produced due to shifting standards in the semiconductor industry and because of bugs that may be discovered in early versions of products. The Company has been able to reduce the number of modifications or "re-spins" that it has to make to its products. For example, in 1996 the Company re-spun its PCI Bridge Controllers ("PBC") three times and in 1997 the Company did not have to re-spin its PBC device at all. The Company further reduced its R&D expenses in 1997 by reducing the number of evaluation boards designed and built in favor of an increased number of application notes. In the past, the Company would demonstrate how its products worked in applications by producing actual evaluation boards containing the Company's products. Customers could then use these boards to evaluate the Company's products. During 1997, the Company shifted to using application notes to demonstrate its products rather than producing evaluation boards. The application notes are essentially paper designs which demonstrate on paper how customers can build systems with the Company's parts, without incurring the costs of actually building the board level systems.

Loss for the year

         Losses for the fiscal year 1997 were reduced by 77% to $124,596 as compared to the loss of $551,467 for fiscal year 1996. The Company's reduction in losses was a result of increased sales, increased profit margins, reduced R&D costs and improvements in operating efficiencies.

Six Months Ended March 31, 1997 and 1998

Sales

         Sales increased 142% to $1,725,888 for the first six months of fiscal 1998 from $714,136 for the first six months of the1997 fiscal year. This increase in sales was a result of (i) an increase in the number of design wins that are now shipping in production volumes, (ii) the introduction of an updated SSC device and the release of the first members of the EPC product family, (iii) an increase in the number of manufacturers representatives promoting the V3 products and (iv) an increase in the number of design wins.

Gross Profit

         Gross profit increased 158% to $1,097,083 in the first six months of fiscal 1998 from $425,388 in the first six months of fiscal 1997. The increase in gross profit was a result of increased sales and the continuing effort to reduce the cost of goods sold. The Company was able to negotiate reduced costing for all its products which resulted in a gross margin of 64% during the first six months of fiscal 1998 versus a gross profit margin of 60% for the same period in fiscal 1997. Most notable of these cost reductions was the 51% reduction in the cost of the SSC device as a result of re-spinning that product. There was a significant increase in commissions paid to the manufacturers representatives however that increase can be attributed to the increased number of manufacturers representatives promoting the V3 products as well as the increase in sales.

Other Income

         Other income decreased by 65% to $90,980 in the first six months of fiscal 1998 from $256,598 in the first six months of fiscal 1997. Other income is comprised, almost entirely of royalty income paid to V3 by National Semiconductor Corporation ("NSC") for the rights to manufacture and market a BMC design. The trend of decreasing royalty revenue is expected to continue as NSC is simply maintaining their current customer base and is not trying to expand it. Royalty payments are also expected to be reduced as more customers upgrade to the newer versions of the BMC device that are only available from V3.

R&D expenditures

         R&D expenditures increased by 63% to $230,904 in the first six months of fiscal 1998 from $141,546 in the first six months of fiscal 1997. The increase in R&D expenditures is due entirely to an increase in R&D salaries and personnel. In order to release new products to the marketplace within the ever shortening time windows the Company expects to more than double the number of engineering personnel that it currently employs.

Net Income

         Net income for the first six months of fiscal year 1998 was $268,200 as compared to the loss of $18,205 for first six months of fiscal year 1997. The Company's return to profitability was a result of increased sales, increased profit margins and improvements in operating efficiencies.

Liquidity and Capital Resources

         In the first six months of fiscal 1998, the Company had an increase in cash from operations of $21,920. Cash flow from investing activities was reduced $37,129 as a result of purchases of fixed assets.

         On March 16, 1998, the Company through it s Placement Agent, The
Mason Cabot ("Mason Cabot") Division of W.J. Nolan & Co., undertook the private placement of Common Stock of the Company at a price of $3.50 per share. The offering contemplated a minimum gross amount of $1,000,000 and a maximum of $5,500,000. On May 6, 1998, the initial closing was conducted in which the Company sold 687,926 shares for aggregate gross proceeds of $2,407,741. On June 15, 1998, the second and final closing was conducted in which the Company sold 684,732 shares for aggregate gross proceeds of $2,396,562. In the two closings the Company sold a total of 1,372,658 shares of Common Stock for $4,804,303. Mason Cabot received a 7% selling commission and a 1.5% non-accountable expense allowance for its services as placement agents. The Company received net proceeds of this sale of approximately $4,374,000. Management believes that the net proceeds of the private placement together with accumulated cash deposits from operations will be sufficient to meet the Company's capital need for the next 12 months.

     In September 1997, the Company entered into a line of credit with the Canadian Imperial Bank of Commerce ("CIBC") for a maximum of $140,000. No funds have ever been drawn on this facility. This facility bears interest at the prime rate, as established by the Royal Bank of Canada, plus two percent.

     In April 1998, the Company entered into an agreement with the Export Development Corporation ("EDC"), a company developed by the Government of Ontario, Canada, whereby the Company purchases from EDC insurance, which covers up to 90% of the Company's receivables. The premium for such insurance, on average, equals one half of one percent of the Company's receivables in a given month.

Year 2000

       Many computer systems used today may be unable to interpret data correctly after December 31, 1999, because they allow only two digits to indicate the year in a date. The Company has been engaged in assessing this Year 2000 issue as it relates to its business. This project, along with developing and implementing solutions to the Year 2000 issue is continuing. Management currently anticipates that the project will be substantially completed before the end of calendar year 1998 and will not have a material impact on the Company's financial result or position.

Forward-Looking Statements

       Certain statements in Management's Discussion and Analysis of financial condition and Results of Operations and certain sections in this Prospectus are forward looking. These may be identified by the use of forward-looking words or phrases such as "believe", "expects", "anticipate", "should", "estimated" and "potential", among others. These forward-looking statements are based on the Company's reasonable current expectations. The Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.

                                   BUSINESS

History

         The Company was incorporated under the laws of the State of Nevada on December 23, 1985 under the name Ariel, Inc. The Company was dormant and did not engage in any business activities until April 1994 when the Company merged with V3 Corporation and changed its name from Ariel, Inc. to V3 Incorporated. V3 Corporation, was incorporated under the Ontario Business Corporations on October 22, 1985. During the period from October 22, 1985 to April 1994, V3 Corporation engaged in the business of designing, engineering and marketing semiconductors and integrated circuits. On April 18, 1994, the Company and V3 Corporation entered into a plan of reorganization agreement through which the two companies merged into V3 Incorporated and in 1996, V3 Incorporated changed its name to V3 Semiconductor, Inc.

Overview

         The overall mission of the Company is to originate, design and market high performance peripheral and core silicon products for the Embedded Systems market. The Company believes that the Embedded Systems market has the potential for significant growth as Embedded System applications evolve in functionality from relatively simple industrial controllers to use in highly complex networking and telecommunications applications.

         The Company's products are designed to function in tandem with specific microprocessors manufactured by third parties such as Intel Corporation ("Intel"), Motorola Corporation ("Motorola"), International Business Machines ("IBM"), Hitachi Semiconductor of America ("Hitachi"), Quantum Effect Design ("QED"), Texas Instruments ("T.I."), Integrated Device Technology ("IDT") and Advanced Micro Devices ("AMD"). Microprocessors, which include microcontrollers or central processing units ("CPUs"), are the central controllers of virtually all computer systems. In addition, they are also used in a relatively invisible but very large segment of the computer industry as "Embedded Controllers" in a variety of products and applications. The Company's products work with these CPUs by directing and controlling the flow of data between the CPUs and the various peripherals that the CPUs control. Applications include servers, communication routers, data switches, mass storage controllers, modems, facsimiles (fax) and imaging equipment, telecommunication switching equipment, networking controllers, instrumentation, industrial tools and consumer appliances.

         The Company's products are co-peripherals to all major RISC processors including, but not limited to, Intel's i960 family of processors, IBM's PowerPC series and AMD's 29K, as well as embedded x86 processors which are used for lower cost applications. In addition, with a minimum of programming, the Company's controllers (System, Memory and PCI) can be used with any and all embedded processors, such as: Motorola (PowerPC TM, 68K TM, Coldfire TM, PowerQUICC TM families), Hitachi (Super-H TM, SCA-II TM Series), MIPS TM Processors (QED, MIPS TM, IDT, NEC, Toshiba). The Company's products are designed to be compatible with existing and new standards and technologies such as PCI with I2O and are used in such new technologies as ATM, xDSL, Ethernet (10BaseT), Fast Ethernet (100BaseT), Gigabit Ethernet etc.

         The Company has identified target markets for its business, designed and developed products that satisfy the requirements of key customers in those markets, and established a number of important strategic alliances with Intel, IBM, Motorola, Hitachi and QED. The Company is presently listed on Intel's and Motorola's websites and believes it will be on Hitachi's, T.I.'s and QED's websites in the near future. The Company's sales and marketing channels are designed in order to provide total market coverage. The Company has now reached the stage in the development of its business plan and has the right management team in place, to aggressively pursue marketing and sales strategies to maximize market share in its target markets and reinforce its competitive advantages in the Embedded Systems market.

Product Lines

         The Company produces processor specific semiconductors for the Embedded Systems market. Semiconductors are integrated circuits (in which a number of transistors and other elements are combined to form a more complicated circuit) or discrete devices (such as individual transistors). In an integrated circuit, various elements are fabricated in a small area of silicon die or "chip", which is then encapsulated in plastic, ceramic or other advanced forms of packaging and connected to a circuit board or substrate.

         The Company's products are used by system designers creating Embedded Systems utilizing high-speed RISC and 'Super Scalar' microprocessors. These processors demand efficient coupling to memory and peripheral input/output (I/O) devices in order to attain any degree of efficiency. The system designer faces three alternative choices in achieving this coupling: (1) use PLDs or FPGAs (Field Programmable Gate Array) which must be customized to the application, (2) completely designing an ASIC from the beginning, or (3) using a V3 Semiconductor standard product which requires no design work and whose functionality has been fully tested.

         The Company's principal product lines fall into three categories:
Burst (DRAM) Memory Controllers (BMC Family), Small System Controllers (SSC Family) and PCI Bridge Controllers (PBC, EPC & PSC Families). Today's market demands also require support for these silicon devices in the form of evaluation and reference design boards, application notes, documentation and software that will enable engineers ease of interfacing to other devices in their design.

Burst (DRAM) Memory Controllers

         Semiconductor memory is typically available in two major types, Static Random Access Memory ("SRAM") and Dynamic Random Access Memory ("DRAM"). For purposes of executing a program, a microprocessor has to read and write data to and from memory. The overall speed of executing the program is a function of the time spent waiting for data to be read or written.

         Both SRAM and DRAM can perform this read/write function with equal facility. SRAM devices are somewhat faster than DRAMs, however, they are considerably more expensive, particularly in systems where a significant amount of random access memory is required. DRAMs, while less expensive than SRAMs, have a shorter data retention time and stored information must be "refreshed" many times per second. Therefore, memory in DRAM devices require greater amounts of control and management than SRAMs. In systems with substantial read/write requirements, the savings that may result from using DRAM are often negated as a result of the increased costs of efficient DRAM management. With the advent of even higher speed RISC and "Super Scalar" processors, an efficient control strategy is increasingly important if DRAMs are to be included as a viable component for systems using these processors.

         DRAM Controllers are integrated devices that are physically installed between the microprocessor and an array of DRAM devices and execute the appropriate control strategy to make DRAM devices behave like SRAM devices. If a well designed DRAM Controller is used, the cost advantage of DRAM can be enjoyed along with read/write capabilities that perform at levels approaching those of SRAMs.

         The Company's Burst Memory Controllers ("BMCs") are DRAM Controllers designed specifically to reflect the particular requirements of the host microprocessor selected by the system designer. The DRAM Controller interfaces the host processor to the low cost commodity DRAMs manufactured by merchant semiconductor manufacturers. Systems employing these controllers can replicate the performance of a SRAM based system at a fraction of the cost, at lower power levels, at higher speeds and with no design or production overhead to either the DRAM manufacturer or the system designer. In order to increase flexibility to system designers and to expand their marketability, most BMCs have features that are software programmable, enabling these features to be easily modified for performance or convenience.

         The Company has a Canadian patent on a DRAM Controller design which minimizes the power required and heat generated during the access stage with a proprietary design feature that may only be functionally replicated by other technologies at materially higher prices.

Small System Controllers ("SSC")

         System Controllers are integrated chips that expand the functional use of DRAM controllers by adding additional control features that would normally be provided by external devices into a single, integrated device. The Company's system controllers are designed to operate with specific microprocessors such as Intel's i960 Sx/Jx, and IBM's PPC401 PowerPC processors and are typically used in high-performance network equipment and RAID (Storage) Controllers. The Company's SSC product family, allows system designers to replace many lower integration support components with a single integrated component. The Company's system controllers are designed to connect directly to the processors they support without the need for any special programming. This "glueless" interface greatly reduces development time for system designers.

         The Company's SSC System Controller family includes a high performance DRAM controller, DMA controllers, interrupt management, serial ports, I/O control logic, timers and I/O ports. The SSC can be combined with Intel i960 or IBM PowerPC processors to build powerful, low-component count add-in cards, robotics controllers and networking systems.

PCI Bridge Controllers (PBC)

         Peripheral Component Interconnect (PCI) is a new system "bus" standard developed by more than 100 industry leading companies, including Intel, IBM, AMD, H.P. and Apple to define a single standard method of connecting CPUs to peripheral devices such as disk controllers, graphics controllers and communication devices. A computer's "bus" is the medium through which data is moved between the CPU and other peripheral devices (i.e. the hard disc drive, graphics/video controllers, etc.). Various "bus" standards have developed over the years that have allowed hard disc drives and peripherals to be interchangeable among different computers. Most computers today use the PCI bus interface which has replaced the Industry Standard Architecture (ISA) bus interface.

         The Company was the first company to go to production with devices that supported the intelligent input/output (I2O) standard. This new standard provides a software solution (along with PCI, a standard bus interface) which optimizes CPU and system performance by handling the overhead of I/O interrupts.

         The Company has now launched its Second Generation of I2O PCI Controllers, the EPC (Enhanced PCI Controller). The EPC has additional functionality such as DMA Chaining, which supports Multi-Processor capabilities. These features are in demand by mainly networking companies such as: Cisco, Bay Networks, 3 Comm, Ascend/Cascade Communications, Hewlett Packard, Cabletron, Nortel, Newbridge and others.

         A more recent and more widely applicable family of PCI Controllers is the PCI Slave Controller ("PSC"). This family is targeted for the cost sensitive ISA devices, which are now migrating to PCI adapter cards. These are lower cost, high volume products targeted for a lower-end adapter mass market which in turn addresses the conversion from older limited and obsolete data buses (ISA) to wider and more efficient ones (PCI).

Embedded Systems Industry Overview

         According to Frost and Sullivan, a market research company, the total embedded market (4, 8, 16 and especially 32 and 64 bit RISC Processors) is expected to grow to approximately $34 billion by the year 2002. The embedded market is driven by the increasing performance demands for speed and functionality, of the server, mass storage, networking and communications technologies. Global players, such as Intel, Motorola, IBM, Hitachi and Hewlett Packard, who also are the Company's technology partners and/or customers, attest to this unprecedented growth by investing heavily into product development in RISC processors, new standards such as I2O and new 32 and 64 bit peripherals. Their heavy investments are driven either by the need to develop, design and market end-user equipment or semiconductor products in support of the embedded market.

         According to Frost and Sullivan, the high-end 32 and 64 bit processor segment of the embedded market is expected to exceed $9 billion by the year 2002. The embedded PCI market, a major subsection of the embedded market that the Company serves, is expected to grow to $1.7 billion during the same time period. The Company is targeting a subset of this market, the peripherals sector, which is expected to grow to over $1 billion by the year 2002. The Company's goal is to attain significant market share of this surging market by 2001. Emerging standards, such as I2O (Intelligent I/O) - which address and resolve the serious and costly systems problem of data bottlenecks - create new opportunities in this market, by providing solutions to data transfer and CPU overhead problems. In an embedded system, these are crucial design issues that seriously impact system performance. The increasing need to move data faster and more efficiently will require solutions supported by the Company's current and future products.

         Initially the Company's products were developed to support RISC processors in embedded applications. As Embedded Systems requirements have evolved, driven mainly by networking and office equipment applications, the Company has moved to designing more advanced products in support of the I/O (input/output) needs that are driven by such industry leaders as Intel, IBM, H.P., US Robotics, Compaq, Cisco, Bay Networks etc. New products may include a RISC processor core or "coring" with a partner as part of a highly integrated silicon based system, as well as other highly integrated peripherals targeted for certain segments (telecom and data equipment, imaging, set-top and high-end server) of the market.

Semiconductor Industry Market Structure

         There are three major segments in the semiconductor industry: the standard integrated circuit ("IC") segment, the application specific integrated circuit ("ASIC") segment and the "chipset" segment which is a hybrid of the other two segments. Each of these market segments can be further subdivided into "merchant" and "captive" markets. The merchant market consists of producers involved in sales to unrelated third parties, while the captive market involves sales to affiliated parties. For example, while IBM is reportedly the largest producer of semiconductors in the world, its production is principally consumed internally by its "captive" vertically integrated business groups. AMD , T.I., Motorola, SGS-Thompson and NSC, on the other hand, are examples of merchant semiconductor suppliers.

IC Business Segment

         The IC business segment generally sells two types of products: relatively generic high volume, low margin devices (such as DRAM memory devices), and proprietary technologies (such as microprocessors, peripheral controllers, graphics ICs and signal processing ICs). In the "high volume" product lines, key factors for success are cost controls, manufacturing efficiency and quality. In the "proprietary" product areas, while cost and quality issues remain relevant, intellectual property and innovative design take precedence.

         For most large semiconductor producers in the merchant market, volume output and economies of scale are critical to success. However, costs of production being relatively uniform (or at least potentially so) for larger manufacturers, the value of a semiconductor manufacturer's products is determined by market demand for the features embodied in those products. Consumers of merchant market ICs select semiconductors for incorporation into their products based principally on their functionality (roughly determined by the surface area consumed per product unit) and the degree to which competing designs can be excluded from the marketplace.

         The volume requirements of major merchant market suppliers, their cost of production constraints, and the effect that this has on product selection for inclusion in the semiconductors they design and produce has created opportunities for smaller and innovative semiconductor companies, such as Cyrix, Atmel, Actel and Xilinx. This is the niche market in which the Company operates. These kinds of producers are known in the industry as "fabless" semiconductor manufacturers. These companies, under subcontracting arrangements with larger semiconductor manufacturers, focus on developing niche designs and products which can be incorporated into, or added on to, the semiconductors manufactured by principal merchant market semiconductor suppliers. Because fabless manufacturers do not have the high fixed costs associated with semiconductor manufacturing, profitable sales can be made at lower volume targets and their niche products can be brought to market both independently and through arrangements with the principal merchant market semiconductor manufacturers.

         The Company, for example, has partnered with a traditional semiconductor maker, National Semiconductor Corporation, to not only "make" products for incorporation into NSC designs but also to develop, market and sell ICs jointly with NSC.

ASIC Business Segment

         ASICs are essentially customized ICs designed for specific customer applications. The desire among manufacturers who use embedded control systems to pursue differentiation in developing their own product designs, and their needs to increase performance and reduce costs in a number of specific areas, has fueled the demand for ASICs. While this should be, in theory, a highly profitable value added undertaking for larger semiconductor manufacturers, several factors have impeded market growth and profitability in this area. The major problems of ASICs is that they are expensive to design, do not achieve full functionality without substantial upgrading and have limited market scope in the semiconductor merchant market as specific-purpose products. ASICs also are not easily accommodated within the established architecture of most systems. As a result, a number of semiconductor manufacturers specializing in ASIC products have encountered serious financial difficulties and have either discontinued operations or have been acquired by other firms in recent years. For this reason, the Company has focused upon the chipset segment of the semiconductor industry.

Chipset Business Segment

         Traditionally, "chipsets" were not a part of the embedded market. The Company's entry into the semiconductor business was founded on the premise that 32-Bit RISC processors would change the embedded design marketplace. The 32-Bit RISC processors are inexpensive and powerful, and allow functions traditionally implemented in hardware through the use of "chipsets" to be moved into software without sacrifice in performance or cost. Through the use of 32-Bit processors, the Company has defined "chipsets" for the embedded marketplace. These "chipset" devices are part of a new segment of the IC business segment known as Application Specific Standard Products ("ASSPs").

         ASSPs are designed, manufactured, marketed and sold as merchant market commodity devices or standard products and they are targeted at interfacing key functions like memory control and other peripheral functions to specific processors. The Company's interface devices cost less than equivalent ASICs or discrete solutions that would otherwise be required, and there are no development costs to the end-user.

         The 32-Bit Embedded RISC market has exploded over the past 6 years from 100,000 units shipped in 1989 to 7 million units shipped in 1994. In 1996, volumes are expected to exceed 15 million units for a total value of over $1 billion and by 2002 to exceed

$7 billion. The Company has had an early start in this marketplace and given its current and planned product mix, anticipates being a major player in this market.

Marketing and Sales Strategy & Strategic Partnerships

         The Company has identified target markets for its business, designed and developed products that satisfy the requirements of key customers in those markets, and established a number of important strategic alliances with Intel, IBM, Motorola, Hitachi and QED. The Company is presently listed on Intel's and Motorola's websites and believes it will be on Hitachi's, T.I.' s and QED's websites in the near future. The Company markets it products through direct sales to its major, global corporate customers; sales through the Company's network of manufacturers' representatives which include major original equipment manufacturers worldwide and sales through distributors. The Company believes that it has reached the stage in the development of its business to aggressively pursue marketing and sales strategies to maximize market share in its target markets and reinforce its competitive advantages in the Embedded Systems market.

         The Company markets its products worldwide through a network of manufacturers' representatives and distributors. The Company utilizes the technical support, customer service and materials management of its representatives and distributors. The Company's customers include Adaptec, Ascend/Cascade, Cabletron, Data General, Hewlett Packard, Hitachi, Hughes Communications, IBM, Kodak, NEC, Netspeed, Nortel, Samsung, Scitex and Sony.

         The Company has developed a number of relationships with strategic partners who combine the Company's products with their own in recommended system solutions for customers. These include the i960 division of Intel, the High End Microprocessor group of Motorola, the Embedded Processor Division of AMD, the RISC product group of IDT, the Embedded Processor group of IBM, the Embedded Super-H group of Hitachi and the MIPs Intellectual Property House QED.

         To date the Company's marketing strategy has focused on building end-user and strategic partner confidence in its IC products. Information has been disseminated to strategic partners and consultations have been held with a view to presenting the Company's products as part of the strategic partners' overall design solution to their customer's specific requirements. The Company has been able to access the resources of its strategic partners to identify target markets, determine market sizes, develop design proposals and solutions, and establish pricing policies.

         This third party marketing approach has enabled the Company to develop a substantial base of customers. These alliances have been particularly important in developing relationships and product distribution channels to smaller customers who are more risk averse and less prepared to embrace technology solutions offered by smaller suppliers such as the Company. Due to its strategic relationships with established merchant market manufacturers, the Company has been able to develop a level of confidence in smaller suppliers that makes it easier to establish ongoing relationships with them. Smaller customers are important to the Company's overall market development strategy since they purchase smaller quantities of its products at higher average selling prices. They also provide a more diverse and stable revenue base than that which would apply if the Company held a small number of large accounts.

Manufacturing

         The Company does not own or operate silicon fabrication facilities and therefore is referred to as a "fabless" semiconductor company. The Company has chosen to be fabless as a result of (i) the significant front end costs of constructing and owning silicon fabrication facilities (estimated at $500 million to $1 billion) and (ii) the overabundance of low cost fabrication capacity available in the market. The Company has established strategic foundry alliances with three semiconductor fabricators ("fabs") that meet the Company's high-yield, low-cost requirements. The Company's semiconductor manufacturers include: (i) Samsung, a high-volume production facility, especially for new products, located in Korea, (ii) Hyundai, another high-volume production facility in Korea, and (iii) Chip Express, a low volume, quick-turnaround producer located in California. The Company is also in discussions with IBM, Hitachi, TSMC, SGS-Thompson, KLSI, S-MOS/Seiko Epson and UMC regarding fabrication.

         To assure its products meet high-quality standards, the Company has established a Manufacturing/Process Engineering group and a Quality Assurance department. The continuous audits by these groups assure that the Company's manufacturing partners and its employees have the discipline to meet the quality requirements to establish ISO 9001 certification. The ISO 9001 certification is a quality management and quality assurance certification standard developed by the International Organization for Standardization ("ISO"). The ISO 9001 certification is the highest standard in the ISO 9000 series. The ISO 9000 series was developed to provide an internationally accepted system of rating quality and for providing product standardization V3 is the only company among its competitors that is ISO 9001 compliant, a definite asset in getting approved with large customers such as NorTel and H.P. etc.

Research and Development / Product Development

         The Company has assembled a strong engineering team, comprised of senior architects and designers from companies such as ATI and LSI Logic. The Company's engineering group has designed and developed the Company's product families, including the Burst Mode Controller and the System Controller series, both of which remain in production today. The Company plans to expand its product line and enter the 64-Bit PCI Controller market, based on customer demands and embedded market and RISC processor evolution. The Company maintains a continuous dialogue with customers and technology partners to ensure that the Company's products incorporate features that are essential for the rapidly evolving (embedded) systems design requirements. As a result, the Company's new products will incorporate inputs from current customers (Hewlett Packard, IBM, Bay Networks, Cisco, Nortel, Scitex, US Robotics, Kodak, Ascend etc.) and leverage the expertise gained from joint product development with Intel, IBM, Motorola, Hitachi, QED, IDT and Hewlett Packard. For example, the Company utilized such expertise to become the first semiconductor company to introduce and demonstrate a family of products compatible with the newly emerging I2O standard.

Beta-Site and Key Customer Support Programs

         As part of its product and market development strategy, the Company supplies unpublished designs that it has developed to a small number of end-users on a trial basis, and works with those end-users to further refine and develop new products or modifications to existing products, that will meet the requirements of a particular market segment.

         The Company retains ownership and control over any proprietary information disclosed under a Beta-site agreement and retains clear title to any developments that may result from such joint efforts.

         When the design specifications are finalized and product functionality has been demonstrated, the Company is well positioned to provide the ongoing supply requirements of those end-users or other end users in the same market segment. This process of complementary development work with end-users enhances the Company's design reputation, instills customer confidence and expands potential markets for the Company's products.

V3 Cubed Corporation ("V Cubed")

         V Cubed was incorporated under the laws of the State of Nevada on September 30, 1994, and is qualified to do business in the State of California. V Cubed is a wholly owned subsidiary of the Company that was formed for the sole purpose of providing sales and marketing support for the products of the Company. V Cubed's principal office is located at 2348 Walsh Avenue, Santa Clara, California 95051.

         In order to maximize the exposure of the Company's products to the marketplace, it is important that strict attention be paid to product marketing, customer support and sales support. While the design, manufacturing and strategic positioning of the Company products are managed from the corporate head office in Toronto, it was felt that the public face of the Company should be located in a geographical region (historically and) presently associated with the business of the Company and one with geographical proximity to the Company's largest customer base in the world.

         The net effect of establishing a presence in the heart of "Silicon Valley" has been to spread the ability to support customers across several time zones and to develop an image of the Company consistent with that which customers expect. V Cubed is chartered with the responsibility of managing customer contact on both a regional and worldwide basis even though resources from the Toronto office are sometimes required to assist in this regard. The Company's Vice President of Sales and Marketing resides at V Cubed and it is the Company's goal to expand this location's resources significantly to take advantage of this huge market.

V3 Semiconductor Corp.

         V3 Semiconductor Corp. is a corporation organized under the laws of the Province of Ontario, Canada and is a wholly owned subsidiary of the Company. The Company's research and development (R&D) activities are conducted through V3 Semiconductor Corp.

Properties

         The Company leases its headquarters, a 7500 square foot facility (soon to be expanded to 14,000 square feet) located in North York, Ontario. The lease is for a term of 5 years and 6 months, expiring January 31, 2002, with an annual base rent of Cdn.$7,491 for the first year, Cdn.$9,363.75 the second year, Cdn.$11,236.50 the third year, Cdn.$14,982 the fourth year, and Cdn.$18,727.50 for the remaining term of the lease. The headquarters houses the Company's President & CEO, Vice President of Engineering, General Manager and Financial Officer and Corporate Secretary and the Director of Manufacturing and Quality.

         The Company leases office space located in Santa Clara, California, which is the principal office of its subsidiary, V3 Cubed. The lease is for a term of one year, renewable annually, with an annual base rent of $1,785.

Employees

         As of June 1, 1998, the Company currently employs approximately 28 individuals, including 4 senior executives, 11 engineers, 9 individuals in sales and marketing, 4 individuals in operations and support staff. The plan is to expand in 1998 engineering to 21, sales and marketing to 9, operations to 6, finance to 1 and corporate to 3 for a total of 40, essentially doubling the Company's personnel.

Legal Proceedings

         A former employee and original founder of the Company filed a claim against V3 Corporation, a wholly owned subsidiary of the Company, in August 1995. The suit, which has been brought in the Ontario Court (General Division) (Commercial List), court file number B224/95, seeking damages of an undetermined number of Class "A" preferred shares of V3 Corporation. In addition, a person who was going to act as a finder to find investors for the Company filed a claim against the Company in November 1995 alleging breach of contract. The suit has been brought in the Ontario Court (General Division) court file number 95-CU-94054 and seeks damages of $6,000,000. The Company believes that it has meritorious defenses to both of these actions and intends to vigorously contest the actions. The Company is not aware of any other material legal proceedings now pending or threatened against the Company.

                                  MANAGEMENT

Directors and Executive Officers

The directors and executive officers of the Company are as follows:

Name                                Age     Position

John Zambakkides.................   48      President, Chief Executive
                                              Officer and Director

Carl Mitchell....................   37      General Manager, Secretary
                                              and Treasurer

Michael Alford...................   37      Vice President of Engineering

Gregg Smith......................   50      Vice President Sales and Marketing

Bernard N. Slade.................   74      Director

Jim Wilkinson....................   50      Director

John A. Fazackerley..............   62      Director

Robert Skinner...................   47      Director

         Set forth below is a brief background of the executive officers and directors of the Company, based on information supplied by them.

         John Zambakkides. Mr. John Zambakkides joined the Board of Directors of the Company in May, 1995 and on April 13, 1996, he was appointed as President and Chief Executive Officer of the Company. Mr. Zambakkides has an Electronics Diploma from Niagara College and an Electronics Bachelor of Engineering from Ryerson Polytechnical Institute. From 1992 to 1996, Mr. Zambakkides worked with InTELaTECH, Inc. From 1972 to 1992, Mr. Zambakkides served as Regional Manager for Fairchild Semiconductor during which time he helped to establish Fairchild in the Canadian market. After National Semiconductor Corp. ("NSC") acquired Fairchild, Mr. Zambakkides was made General Manager for NSC. Mr. Zambakkides served on the Board of Directors of the Canadian subsidiaries of both Fairchild and NSC for a total of 13 years where he contributed his expertise in the areas of sales, engineering and corporate development. In addition, his expertise was supplemented by numerous courses in management, finance as well as Total Quality Management ("TQM"), whereby he was also an accredited instructor for the Canadian organization.

         Carl Mitchell. Mr. Mitchell has served as the Company's General Manager & Corporate Secretary since June 1994 and is responsible for the General Administration and Management of the business operations of the Company. Mr. Mitchell joined V3 Semiconductor Corp. in 1987 and was responsible for writing and documenting the user interface for the Pc/La Personal Logic Analyzer, as well as setting up and maintaining the distribution channels for that product family. In 1989 Mr. Mitchell was appointed Company Controller and was responsible for the accounting functions as well as the preparation of the financial statements. Mr. Mitchell is currently responsible for the operations, administration and financial & corporate reporting of the V3 group of companies. Mr. Mitchell graduated from the University of Toronto in 1984 with a Specialist Degree in Computer Science. Prior to joining the Company, Mr. Mitchell was Software Group Manager at Syntronics Inc.

         Michael Alford. Michael Alford, B.E.Sc. (Electrical) graduated from the University of Western Ontario in 1983 with a degree in Electrical Engineering. Since that time Mr. Alford has developed a wide range of experience in all phases of electronic design, with a particular emphasis on the design of semiconductors. Mr. Alford was one of the first design engineers employed by V3 and has recently returned as hardware design manager. Prior to his return, he was the design group leader for multi-media products at ATI. While at ATI Technologies, he led a team that designed part of an Intel i750 derivative for acceleration of digital video. He was also a project manager for ATI's first video re-sizing and reformatting chip. He has experience in ASIC and custom VLSI chip designs (CMOS technology), and he holds several patents in the area of multi-media architectures. Mr. Alford graduated from the University of Western Ontario in 1983 with a degree in Electrical Engineering.

         Gregg Smith. Mr. Smith has been the Vice President Sales and Marketing since he joined the Company in 1997. Prior thereto, from 1986 to 1997, he was the Western Area Vice President with Future Electronics, Corp. responsible for the largest territory in the world where he supervised the management of eleven sales offices, employing more than 250 people. From 1975 to 1986 Mr. Smith worked for National Semiconductor Corp., first as Canadian Regional Manager, then starting in 1979 as an Area Sales Manager based in Arizona, then in 1982 as Area Sales Manager based in Southern California. From 1972 to 1975 he was General Manager for one of Hamilton Avnet's largest branches in North America. Mr. Smith is senior sales executive with over 20 years experience in sales and sales management with national and regional organizations in the manufacturer and distribution areas of the Semiconductor Industry. Mr. Smith graduated from the University of New Brunswick with a Bachelor of Science and Business Degree.

         Bernard N. Slade. Mr. Slade was elected to the Company's board of directors in April, 1996. Mr. Slade also serves on the board of directors of YieldUp International, a firm he founded in 1993. From 1993 to 1984, Mr. Slade acted as a consultant for Arthur D. Little, Inc. and Gemini Consulting. Prior to becoming a consultant, Mr. Slade spent 28 years working for IBM, from 1956 to 1984, where he held a number of senior positions including management of product development and manufacturing for the components division and Corporate Director of Manufacturing Technology. From 1948 to 1956 Mr. Slade worked in research and development for RCA. Mr. Slade is the author of "Compressing Product Development Cycle" and "Winning the Productivity Race."

         James Wilkinson. Mr. Wilkinson was elected to the Company's board of directors in April, 1996 and is also currently working as a consultant in the industry. From 1994 to 1997, Mr. Wilkinson served as the Vice-President, Chief Operating Officer and Secretary to Tee-Comm Electronics, Inc. and has 30 years of experience in corporate finance. From 1987 to 1994, Mr. Wilkinson served as Vice President and Treasurer of Northern Telecom Ltd., and from 1984 to 1987 Mr. Wilkinson was the Assistant Treasurer of Corporate Finance for Northern Telecom Ltd. Prior thereto, he held senior financial positions with Shell Canada Ltd. and Canadian National Railway Co.

         John A. Fazackerley. Mr. Fazackerley was elected to the board of directors in September, 1997. Mr. John Fazackerley , founded Digital Processing Systems in 1987 and is currently serving as its Chairman of the Board. From 1975 to 1987, Mr. Fazackerley was employed by Scientific Atlanta. When he joined Scientific Atlanta, he served as head of Broadband sales for their newly established Canadian facility. In 1977 he was promoted to General Manager and in 1987 he purchased Scientific Atlanta's studio (equipment) products, under its Digital Video Systems division, and formed Digital Processing Systems. Mr. Fazackerley has served as a director on the Board of the Canadian Cable Television Association for seven years and he presently serves as an international representative on the Management Committee of the International broadcasting Convention in London, England. He was born in Cheshire, England were he received his Radio and Television Engineering diploma from Sanford University.

         Robert Skinner. Mr. Skinner was elected to the board of directors in March 1998. From 1992 to 1998 Mr. Skinner has managed his own investments, specializing in emerging companies in the technology market. From 1980 to 1992, Mr. Skinner was an executive director of Bain Capital Markets Ltd., Bain Securities Ltd., and Bain and Co. Ltd., the group holding company. He first joined Bain and Co. in 1980 working in its Fixed Income Division, and soon thereafter became a partner in the firm in December 1981. During his career with Bain and Co. he was also involved in risk management, mortgage securitization, and commodities markets with emphasis on both coal and industrial metals. Mr. Skinner's experience in the securities industry commenced in 1977, when he joined Capel Court Corporation Ltd., a merchant bank, where he engaged in securities trading and structuring transactions.

         Directors serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors. Directors do not currently receive fees for their services as directors, but are reimbursed for travel expenses.

Committees of the Board

         The Company's Board of Directors has an Audit Committee responsible for overseeing the preparation and approval of the Company's audited financial statements and a Compensation Committee responsible for overseeing the compensation of executive officers. In addition, the Company's Board of Directors has appointed a committee, the Stock Option Plan Committee, comprised of outside directors, which administers the Stock Option Plan, and a committee to administer the Company's Employee Stock Purchase Plan.

Compensation of Directors

         The Company's directors are compensated for their reasonable out-of-pocket expenses for each meeting of the Board of Directors and for each Board of Directors Committee meeting they attend. In addition, directors will be awarded 10,000 options pursuant to the 1996 Stock Option Plan upon their reelection and the next Annual Meeting.

                            Executive Compensation

         The following table sets forth certain summary information with respect to the compensation paid to the Company's Chief Executive Officer for services rendered in all capacities to the Company for the year ended December 31, 1997. Other than as listed below, the Company had no executive officers whose total annual salary and bonus exceeded $100,000 for that fiscal year:

                                                Other          Annual       All Other         Long Term
Name and Principal       Year     Salary     Compensation      Bonus      Compensation      Compensation
Position                                                                                   Awards/Option(1)
John Zambakkides         1995       -             -               -            -                160,000
President and Chief      1996    $72,282          -               -            -
Executive Officer        1997    $99,397       $8,172             -            -

(1) Options were granted on February 23, 1996 at an exercise price or $3.75 per share

The following table shows the value at December 31, 1997, of unexercised options held by the named executive officers:

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                                  Number of          Value of
                                                                  securities         unexercised
                                                                 underlying          in-the-
                                                                 unexercised         money
                                                                  options at         options at
                                                                 fiscal              fiscal year-
                                                                 year-end (#)        end ($)
   Name                       Shares           Value             Exercisable /       Exercisable /
                            acquired on       Realized           unexercisable       unexercisable
                            exercise (#)         ($)
John
Zambakkides                     0                0               95,000 / 65,000     $118,750 / $81,250

Employment Arrangements

         John Zambakkides has a five year employment agreement with the Company, commencing January 1998 and thereafter renewable annually. The agreement provides for a base salary of Cdn. $160,000, however Mr. Zambakkides has elected to receive a salary of Cdn. $140,000. The employment agreement provides for a car allowance of Cdn. $1,000 per month. In addition, Mr. Zambakkides is entitled to receive a bonus and options based upon achieving certain goals and objectives as determined by the Board of Directors.

Employee Stock Option Plan

         In February 1996, the Company adopted, by action of the board of directors and stockholders, the 1996 Employee Stock Option Plan (the "Plan"). The Plan which was amended in February 1997, provides for the issuance of incentive stock options to qualified employees. The Plan does not have an expiration date. Set forth below is a summary of the Plan, but this summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part.

         The Plan is authorized to grant options or other equity-based incentives for 400,000 shares of the Common Stock. If shares subject to an option under the Plan cease to be subject to such option, or if shares awarded under the Plan are forfeited, or otherwise terminated without a payment being made to the participant in the form of stock, such shares will again be available for future distribution under the Plan.

         Awards under the Plan may be made to key employees, including officers of and consultants to the Company, its subsidiaries and affiliates, including any director. The Plan Imposes no limit on the number of officers and other key employees to whom awards may be made; however, no person shall be entitled to receive awards which would entitle such person to acquire more than 10% of the number of shares of Common Stock available under the Plan.

         The Plan is to be administered by a committee of no less than two disinterested directors to be appointed by the board (the "Committee"). No member or alternate member of the Committee shall be eligible to receive options or stock under the Plan (except as to the automatic grant of options to directors) or under any plan of the Company or any of its affiliates. The Committee has broad discretion in determining the persons to whom stock options or other awards are to be granted, the terms and conditions of the award, including the type of award, the exercise price and term and the restrictions and forfeiture conditions. If no Committee is appointed, the functions of the Committee shall be performed by the board of directors.

         The Committee will have the authority to grant the following types of awards under the Plan: incentive or non-qualified stock options. The Plan is designed to provide the Committee with broad discretion to grant incentive stock-based rights.

         As of the date of this Prospectus, the Board granted stock options to purchase an aggregate of 343,083 shares of Common Stock at exercise prices between $1.25 and $6.25. Such exercise prices were determined by the Board to be the fair market value per share on the date of grant. Under the Plan the options become exercisable as to 20% upon grant and 20% on each of the next four anniversaries of the grant, however the Committee at its discretion can establish other vesting schedules. The options which have been granted expire between July 7, 1999 and February 22, 2006.

Employee Stock Purchase Plan

         On February 12, 1996, the Board of Directors approved an employee stock purchase plan. The plan reserves 20,000 shares of Common Stock, out of the shares of Common Stock reserved under the Stock Option Plan, for eligible employees and permits employees to purchase Common Stock through payroll deductions at a purchase price of 90% of the fair market value of the Common Stock on the purchase date.

Limitation on Liability of Directors

         The Nevada General Corporation Law permits a corporation, through its Certificate of Incorporation, to exonerate its directors from personal liability to the corporation, or to its stockholders, for monetary damages for breach of fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the extent permitted by this statutory provision. The Company has been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Act, that provision is against public policy as expressed in the Act and is therefore unenforceable.

                            PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of March 31, 1998, and as adjusted to give effect to the sale of 599,588 shares of Common Stock issuable upon exercise of the Option, certain information concerning beneficial ownership of shares of Common Stock with respect to (i) each person known to the Company to own 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the executive officers of the Company, and (iv) all directors and officers of the Company as a group:

Name                              Number of Shares   Approximate
                                   Beneficially      Percentage of        As
                                      Owned          Common Stock      Adjusted

John Zambakkides(1)                       0               0%               3%

Carl Mitchell(2)                    712,339              13%              12%

Michael Alford(3)                   443,248               8%               8%

Alan Simmons(4)                     730,409              13%              12%

Bernard N. Slade(5)                  60,000               1%               1%

Jim Wilkinson(6)                          0               0%               0%

John A. Fazackerley(7)                    0               0%               0%

Robert Skinner(8)                   200,002               4%               3%

Patrick Prentiss                    543,654              10%               9%

Bellingham Industries Inc.          599,857              11%              10%

All Officers and Directors as     1,415,589              26%              28%
a Group (4 persons)


------------------
         Except as noted above, the address for the above identified officers and directors of the Company is c/o V3 Semiconductor, Inc., 250 Consumers Road, Suite 901, North York, Ontario, Canada M2J 4V6.

(1) Does not include 160,000 shares of Common Stock issuable upon exercise of the stock options granted John Zambakkides as part of a special grant, which are immediately exercisable.
(2)  Includes 50,000 shares of Common Stock owned by Mr. Mitchell's wife.
(3)  Includes 140,000 shares of Common Stock owned by Mr. Alford's wife.
(4) Includes 159,000 shares of Common Stock owned by Mr. Simmons' wife and 21,205 shares of Common Stock owned by Mr. Simmons' parents and 174,650 shares of Common Stock owned by Mr. Simmons' mother-in-law.
(5) Does not include 25,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's ESOP plan. Includes 20,000 shares owned by Mr. Slade's wife and 6,000 shares owned by Mr. Slade's son.
(6) Does not include 25,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's ESOP plan.
(7) Does not include 15,833 shares of Common Stock issuable upon exercise of stock options granted under the Company's ESOP plan.
(8) Includes 200,002 shares of Common Stock owned by Cedar Capital Limited. Robert Skinner is the sole shareholder of Cedar Capital Limited. Does not include 10,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's ESOP plan.

                             CERTAIN TRANSACTIONS

         A shareholder, Alan Simmons, provided consulting and management services to the Company for fees in the amount of $67,757 for 1997 and $65,814 in 1996. These amounts are included in the Company's Research and Development expense.

                           DESCRIPTION OF SECURITIES

         The Company's authorized capital consists of 50,000,000 Common Shares, par value $0.001 per share, 10,000,000 Preferred Shares, par value $0.001 per share ("Common Stock" or "Common Shares") and 3,400,000 shares of special voting stock ("Voting Special Shares"), par value $.0005 per share. As of the date hereof, 5,461,528 shares of Common Stock and 46,368 Voting Special Shares are currently issued and outstanding.

Common Stock

         Holders of shares of Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Common Stock does not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors, and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors. The Company's Board of Directors has authority, without the action by the Company's shareholders, to issue all or any portion of the authorized but unissued Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which may dilute the book value of the Common Stock.

         The Company's by-laws provide that one third of the shares issued and outstanding and entitled to vote on a matter shall constitute a quorum for shareholders' meetings, except with respect to matters for which a greater quorum is required by law.

         Shareholders of the Company have no pre-emptive rights to acquire additional Common Stock. The Common Stock are not subject to redemption and carry no subscription or conversion rights. In the event of liquidation of the Company, the Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All of the Common Stock currently issued and outstanding are fully paid and non-assessable.

         Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. The Company has not paid dividends on its Common Stock and there can be no assurance that it will pay dividends in the foreseeable future. See "Dividend Policy" and "Risk Factors".

         Holders of 1,372,658 shares of Common Stock which were purchased from the Company in a private placement of securities in May and June of 1998 have certain registration rights and are entitled to include in certain registration statements filed by the Company during the five year period following the completion of such Private Placement such information as may be required to permit a public offering of any of the Common Stock purchased in the Private Placement (the "Registerable Securities") limited in the case of a Regulation A offering to the amount of the available exemption, except for any registration statement filed by the Company on Forms S-4 or S-8 (including any Form S-3 related to such Form S-8) or any other comparable form or any registration statement relating to Common Stock underlying employee stock options. The Company shall bear all costs relating to the registration except for the holders' pro rata portion of the legal costs and except commissions or discounts and fees of the under holder's own professionals, if any. Provided, however, that this provision shall not apply to any shares of Common Stock if such Shares of Common Stock may then be sold within a six-month period under Rule 144 of the Act, assuming the holder's compliance with the provisions of such Rule, and the Company delivers an opinion of counsel to that effect to the transfer agent; and provided, further, that if the offering with respect to which a registration statement is filed is managed by an independent underwriter, then (i) if in the reasonable judgment of the managing underwriter, which shall be evidenced by a writing delivered to the undersigned, the sale of the shares of Common Stock in connection with the proposed offering would have a material adverse effect on the offering, the undersigned shall not sell its shares of Common Stock under such registration statement until 90 days after the effective date of such registration statement, and (ii) if securities are to be registered for the benefit of any other selling security holder ("Selling Holder"), the holder shall be entitled to sell immediately under such registration statement a percentage of the total number of shares of a particular class of securities owned by the undersigned equal to the highest percentage of that class to be sold under such registration statement (vis-a-vis the total number of securities of that class owned) by any such Selling Holder, with the holder being entitled to sell the balance of its shares of Common Stock under such registration statement commencing 90 days after the effective date of the registration statement.

         The Company has agreed to provide holders of the 1,372,658 shares of Common Stock thirty days prior written notice of the intended filing date of any registration statement, other than a registration statement held on Form S-4 or Form S-8 (including any Form S-3 related to such Form S-8) or any other comparable form or any registration statement relating to Common Stock underlying employee stock options.

Voting Special Shares

         Holders of Voting Special Shares are entitled to one vote per share but are not otherwise entitled to receive any dividends from the Company or any proceeds in the event of the liquidation, dissolution or winding up of the Company. The Voting Special Shares are convertible at any time into shares of Common Stock on a one for one basis.

Preferred Stock

         Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Company's Board of Directors. The Company's Board of Directors has authority, without action by the shareholders, to determine the voting rights, preferences as to dividends and liquidation, conversion rights and any other rights of such series. Any Preferred Shares, if and when issued, may carry rights superior to those of the Common Shares. The Company currently has no plans to issue any Preferred Shares.

Options and Warrants

         Of the 599,588 Options and Warrants outstanding, Options and Warrants representing 485,373 shares have vested and are currently exercisable. 343,083 Options have been issued pursuant to the Company's ESOP. Options granted under the ESOP are granted at an exercise price which equals 100% of the fair market value of the Common Stock on the date of the grant. John Zambakkides, the President and Chief Executive Officer of the Company has received 160,000 Options outside of the ESOP (120,000 of which have vested). Mr. Zambakkides' Options are exercisable at $3.75 per share. 120,000 of these Options expire on February 22, 2006 and 40,000 of these Options expire on February 22, 2001. The Mason Cabot division of W.J. Nolan & Co., received 96,505 Warrants as part of its compensation for acting as placement agent in the Company's 1998 private placement. These Warrants expire three years from the date of grant and are exercisable at $3.50 per share.

Trading Information

         The Common Shares are quoted on the OTC Bulletin Board, a regulated quotation service that captures and displays real-time quotes and/or indications of interest in securities not listed on The NASDAQ Stock Market or any U.S. exchange. As of June 29, 1998, the closing price for the Common Stock was $3.94 and the 52 week high and low prices were $7.75 and $2.75, respectively. Information as to trading volumes, and bid and asked prices, for the Common Shares may be obtained directly from the OTC Electronic Bulletin Board. See "Market for Securities".

Legal Matters

         Certain legal matters in connection with the Offering will be passed upon for the Company by its United States securities counsel, Sichenzia, Ross & Friedman LLP 135 West 50th Street, 20th Floor, New York, New York, 10020. Certain members of Sichenzia, Ross & Friedman LLP are the beneficial owners of an aggregate 10,000 shares of Common Stock of the Company.

Experts

         The financial statements for each of the two fiscal years ended September 30, 1997 and 1996, appearing in this Prospectus and Registration Statement have been audited by KPMG, Toronto, Chartered Accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                        SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this Prospectus, the Company has outstanding 5,461,528 shares of Common Stock, without taking into account shares of Common Stock issuable upon exercise of the Options.

         Of the Company's shares of Common Stock currently outstanding, 3,939,146 are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended ("Act"), and under certain circumstances may be sold without registration pursuant to that rule. As of the date of this Prospectus, 2,566,488 shares of Common Stock, held by 23 beneficial owners, are eligible for sale pursuant to Rule 144.

         In general, under Rule 144 as currently in effect, subject to satisfaction of certain other conditions, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least two years is entitled to sell within any three-month period, a number of shares that does not exceed the greater of 1% (54,675 as of the date of this prospectus) of the then outstanding shares of Common Stock, or if the Common Stock is quoted on the NASDAQ System, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. The seller also must comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least three years, can sell such shares under Rule 144 without regard to any of the limitations described above.

         No predictions can be made of the effect, if any, that future sales of restricted shares or the availability of restricted shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock in the public market could adversely affect the then prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                            SELLING STOCKHOLDER AND
                             PLAN OF DISTRIBUTION

         The Selling Stockholders and number of securities owned are as follows:

Options and Warrants

John Zambakkides                                               160,000 ( 1)
Carl Mitchell                                                   40,000 ( 2)
Michael Alford                                                  40,000 ( 3)
Gregg Smith                                                     30,000 ( 4)
Steven Eng                                                      10,000 ( 5)
Alan Simmons                                                    15,000 ( 6)
Bernard Slade                                                   25,000 ( 7)
Jim Wilkinson                                                   15,833 ( 8)
John A. Fazackerley                                             25,000 ( 9)
Phillip J. Sikora                                                5,000 (10)
Vikram Gandhi                                                   10,000 (11)
Michael Tressider                                               15,000 (12)
Mansur Abdulhusein                                               5,000 (13)
Mack Baba                                                        6,000 (14)
Kam - Pui Tang                                                   4,000 (15)
Alan Tsun                                                       21,000 (16)
Ann McMichael                                                    4,750 (17)
Debra Fraser                                                     2,500 (18)
Emily Hodgkinson                                                 8,000 (19)
Farborz Pourbigharaz                                            12,000 (20)
Felix Ho                                                         1,000 (21)
Gregory Agostinelli                                              4,000 (22)
Mitchell Kahn                                                   10,000 (23)
Watany Benjamel                                                  3,000 (24)
Robert Skinner                                                  10,000 (25)
Jayesh Patel                                                     2,000 (26)
Jaclyn Beder                                                     2,000 (27)
Mark Sprague                                                     5,000 (28)
David Fox                                                        2,000 (29)
Myil Rumkumar                                                    2,000 (30)
Ali Djamalian                                                    2,000 (31)
Hassan M, Anklis                                                 3,000 (32)
Michael Feldman                                                  3,000 (33)
W.J. Nolan & Co.                                                96,505 (34)


(1) John Zambakkides, the Company's President and Chief Executive Officer, was issued an aggregate 160,000 Options to purchase Common Stock of the Company. These options were not issued under the Company's ESOP. Of such options: (i) 120,000 options are exercisable at $3.75 per share, expire on February 22, 2006, and were granted in February 1996 in connection with Mr. Zambakkides original employment with the Company; and (ii) 40,000 options are exercisable at $3.75 per share, expire on February 22, 2001, and were granted in February 1996 in connection with Mr. Zambakkides. employment as a Director of the Company.

(2) Carl Mitchell, the General Manager, Secretary and Treasurer of the Company, received an aggregate of 40,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Of such options: (i) 25,000 options were granted on May 3, 1996, and are exercisable at $1.93, expire on May 2, 2001; and (ii) 15,000 options were granted on March 26, 1997, are exercisable at $ $2.22 per share and expire on March 25, 2002.

(3) Michael Alford, Vice President of Engineering of the Company, received an aggregate of 40,000 Options to purchase Common Stock of the Company pursuant to the Company's ESO. Of such Options: (i) 25,000 Options were granted on May 3, 1996, and are exercisable at $1.93, expire on May 2, 2001; and (ii) 15,000 Options were granted on March 26, 1997, are exercisable at $2.22 per share and expire on March 25, 2002.

(4) On November 3, 1997, Gregg Smith, the Company's Vice President of Sales and Marketing, received an aggregate of 30,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $3.125 per share and expire on November 2, 2002.

(5) On August 11, 1997, Steven Eng, the Company's Director of Manufacturing and International Marketing, received an aggregate of 10,000 options to purchase Common Stock of the Company in connection with the Company's ESOP. Such options are exercisable at $3.25 share and expire on August 10, 2002.

(6) Alan Simmons, received an aggregate of 15,000 options to purchase Common Stock of the Company in connection with the Company's ESOP. Of such options:
(i) 5,000 options were granted on May 3, 1996, and are exercisable at $1.93, expire on May 2, 2001; and (ii)10,000 options were granted on March 26, 1997, are exercisable at $2.22 per share and expire on March 25, 2002.

(7) Bernard N. Slade, a member of the Board of Directors of the Company, received an aggregate of 15,000 options to purchase Common Stock of the Company in connection with the Company's ESOP. Of such options: (I) 5,000 options were granted on May 3, 1996, and are exercisable at $1.93, expire on May 2, 2001; (ii)10,000 options were granted on March 26, 1997, are exercisable at $2.22 per share and expire on March 25, 2002 and (iii) 10,000 options were granted on March 26, 1998 at $6,25 per share which expire March 25, 2003.

(8) Jim Wilkinson, a member of the Board of Directors of the Company, received an aggregate of 15,000 options to purchase Common Stock of the Company in connection with the Company's ESOP. Of such options: (i) 5,000 Options were granted on May 3, 1996, and are exercisable at $1.93, expire on May 2, 200;
(ii) 10,000 Options were granted on March 26, 1997, are exercisable at $2.02 per share and expire on March 25, 2002 and (iii) 10,000 options were granted.

(9) On August 26, 1997, John A. Fazackerley, a member of the Board of Directors of the Company, received an aggregate of 5,833 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $4.50 per share and expire on August 25, 2002 and 10,000 Options were granted.

(10) On October 6, 1997, Phillip J. Sikora, an employee of the Company, received an aggregate of 5,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $4,86 per share and expire on October 5, 2002.

(11) On September 2, 1997, Vikram Gandhi, an employee of the Company, received an aggregate of 10,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $4,50 per share and expire on September 1, 2002.

(12) On June 16, 1997, Michael Tressider, an employee of the Company, received an aggregate of 10,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $3.0470 per share and expire on June 15, 2002. On March 1, 1998 he received 5,000 options exercisable at $5,50 which expire February 28th, 2003.

(13) On May 3, 1996, Mansur Abdulhusein, an employee of the Company, received an aggregate of 5,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $1.75 per share and expire on May 3, 2001.

(14) On May 3, 1996, Mark Baba, an employee of the Company, received an aggregate of 5,000 options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $1.75 per share and expire on May 3, 2001. On March 26, 1997 he received 1,000 Options under the ESOP exercisable at $2.02 which expire March 25, 2002.

(15) On March 26, 1997, Kam-pui Tang, an employee of the Company, received an aggregate of 4,000 Options to purchase Common

Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $2.02 per share and expire on March 25, 2002. Mr. Tang exercised 100 Options at $2.02 on February 20, 1998.

(16) On May 3, 1996, Alan Tsun, an employee of the Company, received an aggregate of 17,000 options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $1.75 per share and expire on May 2, 2002. On March 1, 1998 he received 4,000 Options at $5,50 exercisable per share which expire February 28, 2003.

(17) On May 3, 1996, Ann McMichael, an employee of the Company, received an aggregate of 3,750 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $1.75 per share and expire on May 2, 2002. She received 1,000 Options under the ESOP on September 21st, 1997 at $4.75 per share which expire September 20, 2002.

(18) On February 26, 1997, Debra Fraser, an employee of the Company, received an aggregate of 2,500 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options will be exercisable at $3,25 per share and expire on February 25, 2002.

(19) On May 3, 1996, Emily Hodgkinson, an employee of the Company, received an aggregate of 6,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $1.75 per share and expire on May 2, 2001. On March 26, 1997 she received 2,000 Options at an exercise price or $2.02 which expire March 25, 2002.

(20) On May 3, 1996, Fariborz Pourbigharaz, an employee of the Company, received an aggregate of 12,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $1.75 per share and expire on May 2, 2001.

(21) On December 19, 1997 Felix Ho, an employee of the Company, received an aggregate of 1,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $4,00 per share and expire on December 18, 2002.

(22) On May 16, 1997, Gregory Agostinelli, an employee of the Company, received an aggregate of 4,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $2.50 per share and expire on May 15, 2002.

(23) On July 8, 1996, Mitchell Kahn, the former President of the Company, received an aggregate of 10,000 Options to purchase Common Stock of the Company in connection with his employment termination settlement. Such Options are exercisable at $2.75 per share and expire on July 7, 1999.

(24) Watany Benjamel received Options on December 22, 1997 to purchase 3.000 shares of Common Stock under the ESOP. The Options are exercisable at $3.86 per share and expire on December 21, 2002.

(25) Robert Skinner a director of the Company received Options on March 26, 1998 to purchase 10,000 of Common Stock at an exercise price of $6.25 per share. The Options expire on March 25, 2003.

(26) Jayesh Patel received Options on April 28, 1998 to purchase 2,000 shares of Common Stock under the ESOP. The Options are exercisable at $5.13 per share and expire on April 27, 2003.

(27) Jaclyn Beder received Options on April 21, 1998 to purchase 2,000 shares of Common Stock under the ESOP. The Options are exercisable at $5.86 per share and expire on April 20, 2003.

(28) Mark Sprague received Option on ESOP April 6, 1997 to purchase 5,000 shares of Common Stock at $5.86 per share. The Options expire on April 5, 2003.

(29) David Fox received 2,000 Options under the ESOP on May 25, 1998. The Options are exercisable at $4.63 per share and expire on May 24, 2003.

(30) Myil Rumkumar received 2,000 Options under the ESOP on May 25, 1998. The Options are exercisable at $4.63 per share and expire on May 24, 2003.

(31) Ali Djamalian received 2,000 Options under the ESOP on June 1, 1998. The Options are exercisable at $4.25 per share and expire on May 31, 2003.

(32) Hassan M. Anklis received 3,000 Options under the ESOP on June 1, 1998. The Options are exercisable at $4.25 per share and expire on May 31, 2003.

(33) Michael Feldman received 3,000 Options under the ESOP on June 15, 1998. The Options are exercisable at $4.13 per share and expire on June 14, 2003.

(34) W. J. Nolan & Co. Received 96,505 Options (48,154 on May 6, 1998 and 48,351 on June 22, 1998). The Options are exercisable at $3.50 per share and expire three years from the date of grant.

                            ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement under the Act with respect to the Securities offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits thereto, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities offered hereby. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's Website (http://www.sec.gov). At the date hereof, the Company was not a reporting company under the Securities Exchange Act of 1934, as amended.

                         INDEX TO FINANCIAL STATEMENTS

V3 Semiconductor Inc.:

     Report of Independent Auditors..............................  F-2

     Balance Sheet...............................................  F-3

     Statement of Operations.....................................  F-4

     Statement of Stockholders Equity............................  F-5

     Statement of Cash Flows.....................................  F-6

     Notes to Financial Statements...............................  F-7 - F-24

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
V3 Semiconductor Inc.

We have audited the accompanying consolidated balance sheets of V3 Semiconductor Inc. as at September 30, 1997 and 1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in accordance with generally accepted accounting principles in the United States.

KPMG

Chartered Accountants

North York, Canada
November 27, 1997, except for note 16
which is dated June 22, 1998

V3 SEMICONDUCTOR INC.
Consolidated Balance Sheets
(Stated in United States dollars)

----------------------------------------------------------------------------------------------------------
                                                            March 31               September 30
                                                              1998            1997              1996
----------------------------------------------------------------------------------------------------------
                                                           (unaudited)

Assets

Current assets:
     Cash and cash equivalents                              $  520,373      $  558,676      $  313,250
     Accounts receivable, net of allowance for doubtful
       accounts of $3,332 at March 31, 1998; $1,104 at
       September 30, 1997 and $Nil at September 30, 1996       397,088         231,892         390,211
     Inventories (note 2)                                      143,324          95,452         148,549
     Prepaid expenses                                           31,168          31,172          19,726
----------------------------------------------------------------------------------------------------------
                                                             1,091,953         917,192         871,736

Capital assets (note 3)                                        363,637         372,709         453,306
----------------------------------------------------------------------------------------------------------
                                                            $1,455,590      $1,289,901      $1,325,042
----------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity

Current liabilities:
     Accounts payable                                       $  233,979      $  331,844      $  195,563
     Accrued liabilities                                        32,193          27,160          16,642
     Income taxes payable                                        2,465           2,534             367
     Deferred revenue                                           20,183           6,699            --
     Current portion of bank term loan (note 4(a))              24,456          55,313          61,191
     Current portion of obligation under capital
       leases (note 5)                                           4,246           8,350           7,325
----------------------------------------------------------------------------------------------------------
                                                               317,522         431,900         281,088

Bank term loan (note 4(a))                                        --              --            56,092
Obligation under capital leases (note 5)                          --              --             8,468

Shareholders' equity:
   Capital stock:
     Preferred shares:
       Authorized 10,000,000; no shares
         issued and outstanding (note 6)                          --              --              --
     Special shares:
       Authorized 3,400,000; 46,368 shares
         issued and outstanding at March 31,
         1998; 697,310 and 709,810 shares issued and
         outstanding at
         September 30,1997 and 1996 (note 6)                       124             449             455
     Common shares:
       Authorized 50,000,000; 4,088,870 shares issued and
         outstanding at March 31, 1998; 3,437,928 and
         3,425,428 shares issued and outstanding at
         September 30, 1997 and 1996 (note 6)                    4,089           3,438           3,425
     Additional paid-in capital                              1,648,849       1,649,175       1,649,182
----------------------------------------------------------------------------------------------------------
                                                             1,653,062       1,653,062       1,653,062
Cumulative translation adjustment                                2,336          (9,531)        (12,733)
   Deficit                                                    (517,330)       (785,530)       (660,935)
----------------------------------------------------------------------------------------------------------
                                                             1,138,068         858,001         979,394
Commitments (note 11)
Contingent liabilities (note 12)
Subsequent event (note 16)
----------------------------------------------------------------------------------------------------------
                                                            $1,455,590      $1,289,901      $1,325,042
----------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

V3 SEMICONDUCTOR INC.
Consolidated Statements of Operations
(Stated in United States dollars)

------------------------------------------------------------------------------------------------------
                                                    Six months ended          Years ended
                                                       March 31              September 30
                                            1998             1997         1997             1996
------------------------------------------------------------------------------------------------------
                                                         (unaudited)
Revenue:
     Sales                               $ 1,725,888    $   714,136    $ 1,951,453    $   882,042

     Cost of sales:
         Cost of goods sold                  563,280        278,009        749,083        413,962
         Selling commissions                  65,525         10,739         37,226         57,248
------------------------------------------------------------------------------------------------------
                                             628,805        288,748        786,309        471,210
------------------------------------------------------------------------------------------------------
                                           1,097,083        425,388      1,165,144        410,832

     Other income (note 7)                    90,980        256,598        259,712        779,998
------------------------------------------------------------------------------------------------------
                                           1,188,063        681,986      1,424,856      1,190,830

Expenses:
     Selling, general and
       administrative                        595,359        431,918        950,390      1,012,802
     Research and
       development (note 8)                  230,904        141,546        332,927        483,651
     Depreciation and amortization            46,201         67,003        143,151        128,497
     Rent and utilities                       43,562         43,902         77,252         56,786
     Bank charges and interest                 3,837          6,444         10,700         21,429
------------------------------------------------------------------------------------------------------
                                             919,863        690,813      1,514,420      1,703,165
------------------------------------------------------------------------------------------------------
     Income (loss) before income taxes       268,200         (8,827)       (89,564)      (512,335)

Income taxes:
     Current                                 119,617         14,370         54,877         39,132
     Tax benefit of utilization
       of loss carryforward                 (119,617)        (4,992)       (19,845)          --
------------------------------------------------------------------------------------------------------
                                                --            9,378         35,032         39,132
------------------------------------------------------------------------------------------------------
Net income (loss)                        $   268,200    $   (18,205)   $  (124,596)   $  (551,467)
------------------------------------------------------------------------------------------------------
Net income (loss)
   per share - basic and
   diluted (note 13)                     $      0.06    $      0.00    $     (0.03)   $     (0.13)
------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

V3 SEMICONDUCTOR INC.
Consolidated Statements of Changes in Shareholders' Equity
(Stated in United States dollars)

----------------------------------------------------------------------------------------------------------------------------------
                                                                                    Additional     Total Share
----------------------------------------------------------------------------------------------------------------------------------
                                                                   Paid-In
                                                                    Capital
                                                                    Special          Capital                                Total
                                                                     shares              and      Retained                 Share-
                             Special shares       Common shares         and       Additional       Earnings   Cumulative  holders'
                                        Par                 Par      Common          Paid-in  (Accumulated)  Translation   Equity
                             Shares    Value    Shares     Value     Shares          Capital       Deficit)   Adjustment (Deficit)
----------------------------------------------------------------------------------------------------------------------------------
Balance, October 1, 1995    1,623,194   $ 812   2,712,044  $2,712    $1,649,538     $1,653,062   $(109,468)   $(9,784)   $1,533,810

Changes during the
year:
Conversion of special
shares to common shares      (713,384)   (357)    713,384     713          (358)            --          --         --           --


Cancellation of special
shares (note 6(a))           (200,000)     --          --      --            --             --          --         --           --

Loss for the year                --        --          --      --            --             --    (551,467)        --     (551,467)

Translation adjustment           --        --          --      --            --             --          --     (2,949)      (2,949)
----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30,
1996                          709,810     455   3,425,428   3,425     1,649,182      1,653,062    (660,935)   (12,733)     979,394

Changes during the
period:
Conversion of special
shares to common shares       (12,500)     (6)     12,500      13            (7)            --          --         --           --

Loss for the period              --        --          --      --            --             --     (18,205)        --      (18,205)

Translation adjustment           --        --          --      --            --             --          --    (10,489)     (10,489)
----------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1997
  (unaudited)                 697,310     449   3,437,928     3,438   1,649,175      1,653,062    (679,140)    (23,222)     950,700

Changes during the
period:
Loss for the period              --        --          --      --            --             --    (106,390)        --     (106,390)

Translation adjustment           --        --          --      --            --             --                 13,691       13,691
----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30,
1997                          697,310     449   3,437,928   3,438     1,649,175      1,653,062    (785,530)    (9,531)     858,001

Changes during the
period:
Conversion of special
shares to common shares
(unaudited)                  (650,942)   (325)    650,942     651          (326)            --          --         --           --

Net income (unaudited)           --        --          --      --            --             --     268,200         --      268,200

Translation adjustment
 (unaudited)                     --        --          --      --            --             --          --     11,867       11,867
----------------------------------------------------------------------------------------------------------------------------------
Balance, March 31,
1998 (unaudited)               46,368   $ 124   4,088,870  $4,089    $1,648,849     $1,653,062   $(517,330)  $  2,336   $1,138,068
----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

V3 SEMICONDUCTOR INC.
Consolidated Statements of Cash Flows
(Stated in United States dollars)

--------------------------------------------------------------------------------
                                   Six months ended         Years ended
                                       March 91            September 30
                                 1998       1997         1997        1998
--------------------------------------------------------------------------------
Operating activites:
 Net income (loss)              $ 268,200  $(18,205)  $(124,596)  $(551,487)
 Add items not involving cash:
  Depreciation and
   amortization                    46,201    67,003     143,151     128,497
  Changes in non-cash working
   capital balances:
    Accounts receivable          (165,196)   28,400     158,319    (240,345)
    Income taxes                      (69)        6       2,167      13,704
    Inventories                   (47,872)   30,711      53,097     (17,018)
    Prepaid expenses                    4    10,000     (11,446)     (5,948)
    Accounts payable              (97,865)     (646)    136,281     (71,552)
    Accrued liabilities             5,033   (16,642)     10,518      16,642
    Deferred revenue               13,484        --       6,699          --
--------------------------------------------------------------------------------
  Total resources provided by
   (used by) operating activities  21,920   101,627     374,190    (727,487)

Investing activities:
  Additions to capital assets     (37,129)  (22,216)    (62,553)   (254,929)
--------------------------------------------------------------------------------
  Total resources used
   by investing activities        (37,129)  (22,216)    (62,553)   (254,929)

Financing activities:
  Repayment of bank term loan     (30,857)  (32,007)    (61,970)    (69,042)
  Repayment of loan payable            --        --          --     (99,733)
  Repayment of obligations
   under capital lease             (4,104)  (11,411)     (7,443)         --
  Increase in obligations under
   capital lease                       --        --          --      15,793
--------------------------------------------------------------------------------
  Total resources used by
   financing activities           (34,961)  (43,418)    (69,413)   (152,982)
--------------------------------------------------------------------------------

Increase (decrease) in cash
 and cash equivalents             (50,170)   35,993     242,224  (1,135,398)

Effect of currency translation
 adjustments on cash flow          11,867   (10,489)      3,202      (2,949)

Cash and cash equivalents,
 beginning of period              558,676   313,250     313,250   1,451,597

--------------------------------------------------------------------------------
Cash and cash equivalents,
 end of period                 $ 520,373  $ 338,754   $ 558,676   $ 313,250
--------------------------------------------------------------------------------

Cash paid for:
 Interest                      $   2,358  $   4,969   $   8,337   $  18,305

--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

1.   Significant accounting policies:

     (a)  Basis of presentation:

     V3 Semiconductor Inc. (the "Company"), is incorporated under the laws of the State of Nevada. The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries, V3 Semiconductor Corp., a Canadian company incorporated under the Ontario Business Corporations Act and V Cubed Corporation, a California-based company, registered in the State of Nevada. All intercompany balances and transactions have been eliminated. The Company's principal business activities are the design and development of integrated circuits for the embedded computer market.

     (b)  Inventories:

          Raw materials, which are used in the production of computer boards, are valued at the lower of cost or replacement value. Finished goods, which consists of embedded chips are valued at the lower of cost (cost has been determined on the average cost basis) or net realizable value.

     (c)  Capital assets:

          The Company records capital assets at cost, net of accumulated depreciation and amortization. These assets are depreciated over their estimated useful lives as follows:
--------------------------------------------------------------------------------
           Asset                           Basis                   Rate
--------------------------------------------------------------------------------

           Furniture and equipment    Declining balance             20%
           Computer equipment         Declining balance             30%
           Computer software          Declining balance             30%
           Patent                     Straight line            17 years

--------------------------------------------------------------------------------

     (d)  Share issue costs:

          Share issue costs are charged against share capital.

     (e)  Revenue recognition:

          Revenues from the sale of chipsets and chips are recognized at the time of shipment.

     (f)  Research and development costs:

          Research and development costs are charged to operations as incurred less investment tax credits related to these costs.

     (g)  Foreign currency translation:

          The Company's Canadian subsidiary measures and reports its results in Canadian dollars. The amounts relating to assets and liabilities have been translated into United States dollars at the current balance sheet rate and amounts relating to the profit and loss accounts have been translated using the year's average exchange rate. Differences arising from currency translation are presented as a component of shareholders' equity.

     (h)  Income taxes:

          The Company records income taxes using the asset and liability method as required by the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rates changes are enacted.

     (i)  Use of estimates:

          The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (j)  Cash and cash equivalents:

          The Company considers all highly liquid investments purchased with a maturity of 90 days or less to be cash equivalents. Cash and cash equivalent balances consist of cash balances and monthly term deposits.

2.   Inventories:

     Inventories are comprised of the following:

--------------------------------------------------------------------------------
                                       March 31              September 30
                                          1998          1997             1996
--------------------------------------------------------------------------------

Raw materials                         $ 18,999        $ 14,501        $ 18,243
Finished goods                         124,325          80,951         130,306
--------------------------------------------------------------------------------
                                      $143,324        $ 95,452        $148,549
--------------------------------------------------------------------------------
3.   Capital assets:

--------------------------------------------------------------------------------
                                                     Accumulated      Net Book
March 31, 1998                         Cost         Amortization       Value
--------------------------------------------------------------------------------

Furniture and equipment               $119,050       $  49,097        $ 69,953
Computer equipment                     252,886         131,607         121,279
Computer software                      383,490         229,559         153,931
Patent                                   9,124           1,452           7,672
Computer equipment under
  capital lease                         21,361          10,559          10,802

--------------------------------------------------------------------------------
                                      $785,911        $422,274        $363,637
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                     Accumulated      Net Book
September 30, 1997                           Cost    Amortization      Value
--------------------------------------------------------------------------------

Furniture and equipment                   $111,387     $ 41,158     $ 70,229
Computer equipment                         231,100      115,204      115,896
Computer software                          384,657      219,208      165,449
Patent                                       9,381        1,312        8,069
Computer equipment under
  capital lease                             21,962        8,896       13,066

--------------------------------------------------------------------------------
                                          $758,487     $385,778     $372,709
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                     Accumulated       Net Book
September 30, 1996                          Cost     Amortization       Value
--------------------------------------------------------------------------------

Furniture and equipment                   $ 97,110     $ 24,646     $ 72,464
Computer equipment                         196,079       72,505      123,574
Computer software                          381,114      151,326      229,788
Patent                                       9,513          963        8,550
Computer equipment under
  capital lease                             22,271        3,341       18,930

--------------------------------------------------------------------------------
                                          $706,087     $252,781     $453,306
--------------------------------------------------------------------------------


4.   Banking facilities:

     (a) The bank term loan bears interest at the bank prime rate plus 2%, is repayable in monthly payments of $5,028 plus interest, is secured by a specific charge on certain capital assets, a general assignment of accounts receivable and a general security agreement. The loan matures on August 31, 1998.

     (b) The Company has a $143,980 line of credit payable on demand, which bears interest at the Canadian bank prime rate plus 2% of which none was drawn at March 31, 1998. Advances under the facility are secured by a general security agreement covering substantially all the assets of the Company.

5.   Obligation under capital leases:

     The obligation under capital leases represents the total present value of future minimum lease payments discounted at the implicit interest rate of 12.9% in the lease.

     The following is a schedule, by year, of future minimum lease payments under capital lease:

--------------------------------------------------------------------------------
                                           March 31            September 30
                                               1998         1997          1996
--------------------------------------------------------------------------------
     Year ending September 30:

     1997                             $         -       $      -    $     8,868
     1998                                   4,253          8,746          8,130
--------------------------------------------------------------------------------

     Total minimum lease
        payments                            4,253          8,746         16,998

     Less amount representing
       interest                                (7)          (396)        (1,205)
--------------------------------------------------------------------------------
                                            4,246          8,350         15,793

     Current portion of obligation
        under capital leases                4,246         (8,350)        (7,325)

--------------------------------------------------------------------------------
                                        $       -     $        -    $     8,468
--------------------------------------------------------------------------------

6.   Capital stock:

     The authorized capital stock of the Company consists of: 50,000,000 common shares with a par value of $.001 each, 10,000,000 preferred shares, which may be issued in different series and whose rights and privileges are to be determined at the time of issue, and 3,400,000 special shares with a par value of $0.0005 each. The special shares are voting, are not entitled to any dividends and can not be transferred without the consent of the Board of Directors.

     The holders of the special shares are able to exchange one special share together with one preferred share of V3 Semiconductor Corp. for one common share of the Company. Except for this conversion right, it is the intention of the directors to refuse to permit any sales, transfers or other dispositions of the special shares of the Company or the preferred shares of V3 Semiconductor Corp.

     (a) Pursuant to the terms of an escrow agreement, the Company's stock transfer agent held 400,000 special shares of the Company and 400,000 preferred shares of V3 Semiconductor Corp., which would be issued if certain profit performance targets were met by June 30, 1995 and March 31, 1996, otherwise they are subject to cancellation. In 1996 and 1995, 200,000 shares were cancelled each year, since the targets had not been met.

     (b) During fiscal 1996, the board of directors approved an employee share purchase plan. The plan reserves 20,000 common shares for purchase by eligible employees and permits employees to purchase common stock through payroll deductions at a purchase price of 90% of the fair market value of the common shares on the purchase date. No shares have yet been issued under this plan.

     (c)  Stock option plan:

          During fiscal 1996, the board of directors approved an employee stock option plan. Pursuant to the plan, 250,000 common shares are reserved for issue to eligible employees. During fiscal 1997, the board of directors approved an amendment to the employee stock option plan to increase the shares reserved for issue from 250,000 common shares to 400,000. In addition, the board of directors approved the issuance of 10,000 options to each director as compensation.

          A total of 481,983 share options were granted and approved by the board of directors which expire between July 1999 and March 2003. Of this total, 90,833 options were granted to the members of the board of directors and 160,000 options were granted to an officer and director of the Company. The options granted to the officer and director of the Company are in addition to the options reserved for under employee stock option plan. The options exercise prices range from $1.75 to $6.25 per share.

     The Company measures compensation cost for stock option awards issued to employees using the intrinsic value based method of accounting prescribed by the United States Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Had compensation cost for these plans been determined under the provisions of the United States Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" which utilizes a fair value based method, the Company's net income (loss) and earnings (loss) per share would have been changed to the following pro forma amounts:

--------------------------------------------------------------------------------
                                                      March 31
                                        1998                           1997
--------------------------------------------------------------------------------
                               As           Pro            As          Pro
                            reported      forma        reported       forma
--------------------------------------------------------------------------------

     Net income(loss)      $ 268,200    $  (68,475)   $   (18,205)  $  (128,273)

     Basic earnings
        (loss) per share        0.06         (0.02)         (0.00)        (0.03)


--------------------------------------------------------------------------------
                                                      September 30
                                         1997                           1996
--------------------------------------------------------------------------------
                               As               Pro           As          Pro
                            reported          forma       reported      forma
--------------------------------------------------------------------------------

     Net income(loss)     $ (124,596)   $  (319,321)  $  (551,467)  $(1,156,910)

     Basic earnings
        (loss) per share       (0.03)         (0.08)        (0.13)        (0.27)
--------------------------------------------------------------------------------

     For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with following weighted average assumptions used for options as at March 31, 1998 and 1997, September 30, 1997 and 1996, respectively: risk-free interest rates of 5.2%, 5.4%, 5.0% and 5.0%; expected dividend yields of 0%, 0%, 0% and 0%; expected volatility of 90%, 90%, 90% and 90%; and expected lives of 5 years, 5 years, 5 years and 5 years.

     Certain additional disclosures with respect to stock-based compensation are as follows:

     Stock option information:

--------------------------------------------------------------------------------
                                                 March 31
                                    1998                     1997
--------------------------------------------------------------------------------
                                       Weighted                    Weighted
                                       average                     average
                                       exercise                    exercise
                         Number        price         Number        price
--------------------------------------------------------------------------------

Balance, beginning
  of period              384,083       $2.87      283,750         $2.95

Options granted           98,000        4.75       69,500          2.18

Options exercised            100        2.02           --            --
--------------------------------------------------------------------------------
Balance, end of period   481,983       $3.27      353,250         $2.80
--------------------------------------------------------------------------------
Exercisable, at end
  of period              381,938                  302,895
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                 September 30

                                   1997                     1996
--------------------------------------------------------------------------------
                                       Weighted                   Weighted
                                       average                    average
                                       exercise                   exercise
                          Number       price         Number       price
--------------------------------------------------------------------------------

Balance, beginning
  of period              283,750       $2.95           --         $  --

Options granted          100,333        2.67      283,750          2.95
--------------------------------------------------------------------------------
Balance,
  end of period          384,083       $2.87      283,750         $2.95
--------------------------------------------------------------------------------
Exercisable, at end
  of period              322,798                  243,750
--------------------------------------------------------------------------------

     Stock options outstanding and exercisable as at March 31, 1998 are as follows:

--------------------------------------------------------------------------------
      Options outstanding                   Options exercisable
--------------------------------------------------------------------------------
                                  Weighted
                                  average
                                  remaining
                                  contractual
Exercise price        Number      life                         Number
--------------------------------------------------------------------------------
$  1.75 - 2.00      113,750       1.0 - 3.0 years             163,750
   2.02 - 2.75       80,900       3.1 - 4.0 years              95,218
   3.00 - 3.86      215,500       4.1 - 5.0 years              42,970
   4.00 - 6.25       71,833       5.0 - 8.0 years              80,000
--------------------------------------------------------------------------------
                    481,983                                   381,938
--------------------------------------------------------------------------------


7.   Other income:

--------------------------------------------------------------------------------
                      Six months ended            Year ended
                          March 31                December 31
                      1998        1997         1997         1996
--------------------------------------------------------------------------------
Royalty income     $ 60,720    $ 189,202    $ 257,472    $ 605,070
Consulting fees      29,847       67,198        2,188      174,450
Interest                413          198           52          478
--------------------------------------------------------------------------------
                   $ 90,980    $ 256,598    $ 259,712    $ 779,998


     The Company's Canadian subsidiary entered in a royalty agreement with one of its suppliers whereby the supplier was granted the right to sell the Company's product. The royalty agreement provided for a 50% royalty payment on the first 100,000 units shipped to customers and a 7.5% royalty payment on any additional units shipped to customers up to a maximum royalty payment of approximately $1.7 million. As at March 31, 1998, approximately $1.5 million of royalty payments have been received.

8.   Research and development:

     (a) Government assistance:

     Research and development is undertaken by the Canadian subsidiary. The Company received government assistance covering a portion of the salaries incurred on qualifying research and development projects. At September 30, 1997 Government assistance has been accrued and netted against the research and development expense as follows:

--------------------------------------------------------------------------------
     Year ended September 30, 1997                              $ 124,989
     Year ended September 30, 1996                                 73,430
     Six months ended March 31, 1998                               59,212
     Six months ended March 31, 1997                               31,603
--------------------------------------------------------------------------------

     (b) Investment tax credits ("ITCs"):

     The Company's Canadian subsidiary incurs current and capital expenditures which are eligible as scientific research and experimental development ("SR&ED") expenditures. The Company earns ITCs at a rate of 20% on SR&ED expenditures each year. These ITCs are available for application against the Canadian subsidiary's federal income taxes payable. Unclaimed ITCs can be carried forward for a period of 10 years. The Company has unclaimed ITCs which expire as follows:

--------------------------------------------------------------------------------
     2005                                                       $ 132,000
     2006                                                         153,000
     2007                                                          94,000
--------------------------------------------------------------------------------

     (c) Research and development expenditures:

     The Company's Canadian subsidiary incurs SR&ED expenditures which can be deducted against taxable income. The Company has undeducted SR&ED expenditures of approximately $1,098,000 available to be deducted against future years' taxable income and can be carried forward indefinitely.

9. Income taxes:

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1998, are presented below:

--------------------------------------------------------------------------------
                                     Canada     United States     Total
--------------------------------------------------------------------------------
Deferred tax assets:
  Net operating loss carryforwards  $   42,370    $  33,500    $   75,870
  Unclaimed research and
    development expenditures           288,562            -       288,562
  Unclaimed investment tax credits     425,200            -       425,200
  Fixed assets                          56,356            -        56,356
--------------------------------------------------------------------------------
  Total gross deferred tax assets      812,488       33,500       845,988

  Less valuation allowance            (622,849)     (33,500)     (656,349)
--------------------------------------------------------------------------------

  Net deferred tax assets              189,639            -       189,639

Deferred tax liabilities:
  Investment tax credits               189,639            -       189,639
--------------------------------------------------------------------------------
  Total gross deferred tax
    liabilities                        189,639            -       189,639

--------------------------------------------------------------------------------
Net deferred tax liability          $        -    $       -    $        -
--------------------------------------------------------------------------------

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1997, are presented below:

--------------------------------------------------------------------------------
                                       Canada     United States      Total
--------------------------------------------------------------------------------
Deferred tax assets:

  Net operating loss carryforwards   $  257,788    $  100,400    $   358,188
  Unclaimed research and
    development expenditures            219,878             -        219,878
  Unclaimed investment tax credits      379,000             -        379,000
  Fixed assets                           48,730             -         48,730
--------------------------------------------------------------------------------
  Total gross deferred tax assets       905,396       100,400      1,005,796

  Less valuation allowance             (736,362)     (100,400)      (836,762)
--------------------------------------------------------------------------------

  Net deferred tax assets               169,034             -        169,034

Deferred tax liabilities:
  Investment tax credits                169,034             -        169,034
--------------------------------------------------------------------------------
  Total gross deferred tax
    liabilities                         169,034             -        169,034

--------------------------------------------------------------------------------
Net deferred tax liability           $        -    $        -    $         -


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1996, are presented below:

--------------------------------------------------------------------------------
                                       Canada    United States             Total
--------------------------------------------------------------------------------
Deferred tax assets:

  Net operating loss carryforwards   $  273,406    $  77,200    $  350,606
  Unclaimed research and
    development expenditures            206,944            -       206,944
  Unclaimed investment tax credits      328,000            -       328,000
  Fixed assets                           79,797            -        79,797
--------------------------------------------------------------------------------
  Total gross deferred tax assets       888,147       77,200       965,347

  Less valuation allowance             (741,859)     (77,200)     (819,059)
--------------------------------------------------------------------------------

  Net deferred tax assets               146,288            -       146,288

Deferred tax liabilities:

  Investment tax credits                146,288            -       146,288
--------------------------------------------------------------------------------
  Total gross deferred tax
    liabilities                         146,288            -       146,288

Net deferred tax liability           $        -    $       -    $        -

     At September 30, 1997, the Company and its subsidiaries had operating loss carryforwards for tax purposes which expire as follows:

--------------------------------------------------------------------------------
                                      United States              Canada
--------------------------------------------------------------------------------
       2000                              $       -             $  47,000
       2001                                      -               425,000
       2002                                      -               106,000
       2003                                      -                     -
       2004                                      -                     -
       2005                                      -                     -
       2006                                      -                     -
       2007                                      -                     -
       2008                                      -                     -
       2009                                 36,000                     -
       2010                                 81,000                     -
       2011                                 76,000                     -
       2012                                 58,000                     -
--------------------------------------------------------------------------------
                                         $ 251,000             $ 578,000
--------------------------------------------------------------------------------


     The effective tax rate on income is different from the statutory income tax rate as follows:

--------------------------------------------------------------------------------
                                        March 31               September 30
                                          1998             1997            1996
--------------------------------------------------------------------------------

Statutory tax rate                        44.6%            44.6%           44.6%
Increase (reduction) resulting from:
  Tax benefit of loss carryforwards      (44.6)           (16.6)              -
  Reduction of provincial taxes due to
    SR&ED superallowance                     -                -           (15.6)

--------------------------------------------------------------------------------
                                             -             28.0%           29.0%
--------------------------------------------------------------------------------

10. Related party transactions:

     A shareholder provided consulting and management services for fees which are included in research and development expense as follows:

--------------------------------------------------------------------------------
       Year ended September 30, 1997                  $ 67,757
       Year ended September 30, 1996                    65,814
       Six months ended March 31, 1998                  28,855
       Six months ended March 31, 1997                  39,733
--------------------------------------------------------------------------------

     These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

11.  Commitments:

     The Company leases office premises under operating leases which expire at various dates through 2002.

     The minimum lease payments due under these leases are as follows:

--------------------------------------------------------------------------------
     Year ending September 30:

     1998                                                   $  80,851
     1999                                                      60,788
     2000                                                      63,274
     2001                                                      71,491
     2002                                                      23,830
--------------------------------------------------------------------------------
                                                            $ 300,234
--------------------------------------------------------------------------------

12. Contingent liabilities:

     (a) A lawsuit was instituted against the Company's subsidiary by a former employee for entitlement of additional preferred shares of the company in 1995. The company has contested the legal action and management believes that it has a valid defense in this matter.

     (b) During 1996, a breach of contract lawsuit was instituted against the Company's subsidiary in the amount of $6,000,000. Management, after consulting with legal counsel, is of the opinion that the Company has a strong defense to the claim. As at September 30, 1997, the outcome of the lawsuit is not determinable.

13. Net income (loss) per share:

     Net income (loss) per share has been calculated using the weighted average number of common and special shares outstanding during the periods. Special shares have been included in the weighted average number of shares outstanding as the special shares are exchangeable into common shares of the Company (note 6).

     The weighted average number of common and special shares outstanding which was used to calculate the net income (loss) per share was:

--------------------------------------------------------------------------------
       September 30, 1996                                $ 4,284,827
       September 30, 1997                                  4,135,238
       March 31, 1997                                      4,135,238
       March 31, 1998                                      4,135,238
--------------------------------------------------------------------------------

     Application of the provisions of Statement of Financial Accounting Standards No. 128 results in disclosure of two income per share measures, basic and assuming dilution, on the face of the consolidated statement of income.

     The reported net income represents the net income available to common and special shareholders for purposes of computing both measures. The following reconciles shares outstanding at the beginning of the year to average shares outstanding used to compute both income per share measures:

-------------------------------------------------------------------------------
                                             March 31          September 30
                                       1998       1997       1997       1996
-------------------------------------------------------------------------------
Common and special
  shares outstanding,
  beginning of year                  4,135,238  4,135,238  4,135,238  4,335,238

Weighted average
  shares cancelled                           -          -          -    (50,411)
-------------------------------------------------------------------------------
Average shares
  outstanding - basic                4,135,238  4,135,238  4,135,238  4,284,827

Effect of dilutive securities:
  Dilutive shares contingently
    issuable upon the exercise
    of stock options                   426,384    286,423    325,719    145,486

Shares assumed to have been
purchased for treasury with
assumed proceeds from the
exercise of stock options             (344,304)   (65,738)   (90,603)   (92,227)
-------------------------------------------------------------------------------
       Average shares outstanding
         - assuming dilution         4,517,176  4,438,133  4,458,036  4,528,577
-------------------------------------------------------------------------------


14.  Financial instruments:

     The reported values of financial instruments which consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and bank term loan payable approximate their fair values due to the short-term nature of these instruments.

15.  Concentration of credit risk:

     Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of accounts receivable.

     The Company's exposure to credit risk is impacted by the economic conditions of the embedded systems market which could affect the customers' ability to satisfy their obligations to the Company. In order to reduce risks, the Company has credit procedures in place whereby trade receivables are insured and the insuring company performs analysis to control the granting of credit to high-risk customers.

16.  Subsequent event:

     Subsequent to March 31, 1998, the Company undertook a private placement offering (the "Offering") of a minimum of $1,000,000 and a maximum of $5,500,000 of common shares at $3.50 per common share. In connection with the Offering between the Company and The Mason Cabot Division of W. J. Nolan & Co., (the "Placement Agent"), the Placement Agent will offer the minimum offering on a "best efforts, all or none" basis and any additional shares up to the maximum offering on a "best efforts" basis. The Company has agreed to pay the Placement Agent a fee of 7% of each common share sold, plus an expense allowance of 1.5% of the aggregate purchase price of the common shares sold. The Company has also granted to the Placement Agent, warrants to purchase 96,505 common shares. Each warrant has a 3 year exercise period commencing on the date of the Final Closing (June 22, 1998) at $3.50 per common share. The Company received net proceeds in the amount of $2,188,000 representing the issuance of 687,926 common shares in May 1998 and $2,186,000 representing the issuance of 684,732 common shares in June 1998.

17.  New Accounting Standards Not Yet Adopted:

     SFAS 130, "Reporting Comprehensive Income", establishes standards for reporting and display of comprehensive income (which is all changes in the net equity of a business due to transactions or other events not involving owners) and its components (revenues, expenses, gains and losses). While it does not specify a format of presentation, SFAS 130 does require that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominance as other financial statements. SFAS 130, which does not address issues of recognition or measurement of comprehensive income, is effective for fiscal years beginning after December 15, 1987.

     SFAS 131, "Disclosures about Segments of an Enterprise and Related Information", establishes new standards for the reporting of information about the operating segments of a business. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, SFAS 131 requires that the definition of operating segments reflect the manner in which the enterprise's chief operating decision maker decides how to allocate resources and assess performance. SFAS 131 is effective for fiscal years beginning after December 15, 1997.

     Management does not believe that the adoption of these new accounting standards will materially affect its historical results of operations or shareholders' equity.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ('SFAS 133'). 'Accounting for Derivative Instruments and Hedging Activities.' This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management has not determined the effect of SFAS 133 on its financial statements.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.      Indemnification of Directors and Officers

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.      Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.


      SEC registration fee.............................          $593.19
      NASD registration fee............................             0.00
      Printing and engraving...........................       $10,000.00
      Accountants' fees and expenses...................       $30,000.00
      Legal fees.......................................       $25,000.00
      Transfer agent's fees and expenses...............             0.00
      Blue Sky fees and expenses.......................             0.00
      Miscellaneous....................................        $9,406.81
               Total...................................       $75,000.00

Item 26.      Recent Sales of Unregistered Securities

     In the past three years the Company has issued securities to a limited number of persons as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith.

     In July 1995, the Company sold to 5 investors an aggregate of 220,375 shares of Common Stock for $2.75 per share (an aggregate of $303,531.25). The sale of securities was exempt form registration pursuant to Rule 506 under
Section 4(2) of the Act.

     In September 1995, the Company sold to 20 investors an aggregate of 434,863 shares of Common Stock for $2.75 per share (an aggregate of $1,195,873.25). The sale of securities was exempt from registration pursuant to Rule 506 under
Section 4(2) of the Act.

     On February 23, 1996, the Company granted 160,000 shares to John Zambakkides, the President and Chief Executive Officer of the Company. The transaction was exempt from registration under Section 4(2) of the Act.

     In May 1998, the Company sold to 22 investors an aggregate of 687,926 shares of Common Stock for $2,407,741. The Mason Cabot Division of W.J. Nolan & Co., placed the Common Stock and received 7% placement agent fees plus expenses of 1.5% and warrants to purchase 48,154 shares of common stock at an exercise price of $3.50 per share. Such warrants expire on May 5, 2001. The sale of securities was exempt from registration pursuant to Rule 506 under Section 4(2) of the Act.

     In June 1998, the Company sold to 26 investors an aggregate of 684,732 shares of Common Stock for $2,396,562. The Mason Cabot Division of W.J. Nolan &Co. placed the Common Stock and received 7% placement agent fees plus expenses of 1.5% and warrants to purchase 48,351 shares of common stock at an exercise price of $3.50 per share. Such warrants expire on June 21, 2001. The sale of securities was exempt from registration pursuant to Rule 506 under Section 4(2) of the Act.

     In July 1998, the Company issued to Sichenzia, Ross & Friedman LLP ("SRF"), United States legal counsel to the Company, in consideration of certain legal services performed by SRF for the benefit of the Company The issuance of securities was exempt from registration pursuant to Section 4(2) of the Act. The Company has valued these 10,000 shares of stock at $28,000.

     Between February 23, 1996 and June 15, 1998 the Company granted options to purchase an aggregate 343,083 shares of Common Stock under its 1997 Stock Option Plan to its officers and directors. The transactions were exempt from registration under Section 4(2) of the Act.

Item   27.    Exhibits

       3.1    Certificate of Incorporation, as amended to date.
       3.2    By-Laws.
       4.1    Form of  Common Stock Certificate.*
       4.2    1996 Stock Option Plan
       4.3    Form of Warrant issued to Mason Cabot division of W.J. Nolan & Co.
       5.1    Opinion of Sichenzia, Ross & Friedman, LLP. *
      10.1 Lease of premises located at 250 Consumers Road, North York, Ontario, Canada*

      24.1    Consent of KPMG, the Company's Independent Auditors.
      24.2    Consent of Sichenzia, Ross & Friedman, LLP
              (Included in Exhibit 5.1).*
      25.1    Powers of Attorney (see Page II-5).

--------------------------
*     To be filed by amendment


Item 28.      Undertakings

     (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (1)To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (2)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (3)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (1)For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (2)To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (3)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (4)For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (5)For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                 (5) SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in
            ,             , 1998.

                                             V3 SEMICONDUCTOR, INC.


                                             By:
                                                ------------------------------
                                             Carl Mitchell, Secretary

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl Mitchell his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully ratifying and confirming all that said attorney-in-fact and agent or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the
capacities indicated on              , 1998.

        Signature               Title                              Date
        ---------               -----                              ----

                         President, Chief Executive
John Zambakkides         Officer (Principal Executive         July    , 1998
                         Officer) and Director

                         General Manager, Secretary           July    , 1998
Carl Mitchell            and Treasurer

                         Director                             July    , 1998
Bernard N. Slade

                         Director                             July    , 1998
James Wilkinson

                         Director                             July    , 1998
John A. Fazackerley

                         Director                             July    , 1998
Robert Skinner